EXHIBIT 10.1
EXECUTION VERSION
FACILITY CUSIP#82683KAD9

REVOLVING CREDIT AGREEMENT

dated as of February 15, 2022

among

SILA REALTY TRUST, INC.,
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

THE ISSUING BANKS FROM TIME TO TIME PARTY HERETO

TRUIST BANK,
as Administrative Agent

HANCOCK WHITNEY BANK,
as Documentation Agent

TRUIST SECURITIES, INC., BMO CAPITAL MARKETS CORP., CAPITAL ONE, NATIONAL ASSOCIATION, and WELLS FARGO SECURITIES LLC
as Co-Syndication Agents

TRUIST SECURITIES, INC., BMO CAPITAL MARKETS CORP., CAPITAL ONE, NATIONAL ASSOCIATION, and WELLS FARGO SECURITIES LLC
as Joint Lead Arrangers and Joint Book Runners

2906287.12

v

Schedules

Schedule I        -    Applicable Margin and Applicable Percentage
Schedule II        -    Commitment Amounts
Schedule III        -    Eligible Real Estate Qualification Documents
Schedule IV        -    Initial Pool Properties

Schedule 4.5        -    Environmental Matters
Schedule 4.14        -    Subsidiaries
Schedule 4.16        -    Other Debt
Schedule 4.20        -    Leases
Schedule 4.21        -    Pool Property Disclosure
Schedule 4.23        -    Healthcare Laws
Schedule 7.1        -    Intentionally Omitted
Schedule 7.2        -    Intentionally Omitted
Schedule 7.4        -    Existing Sila OP Investments

Exhibits

Exhibit A        -     Form of Assignment and Assumption

Exhibit 2.3        -    Form of Notice of Revolving Borrowing
Exhibit 2.4        -    Form of Notice of Swingline Borrowing
Exhibit 2.7        -    Form of Notice of Conversion/Continuation
Exhibits 2.20A – D     -    Tax Certificates
Exhibit 5.1(c)(1)    -    Form of Compliance Certificate
Exhibit 5.1(c)(2)    -    Form of Pool Certificate

REVOLVING CREDIT AGREEMENT
THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 15, 2022 by and among SILA REALTY TRUST, INC., a Maryland corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and TRUIST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), and as swingline lender (the “Swingline Lender”), and each Issuing Bank from time to time party hereto.
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders establish a $500 million revolving credit facility in favor of the Borrower; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition Closing Costs” shall mean, the actual deal costs incurred by the Borrower and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP. Acquisition Closing Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated for purchase, or have been consummated.
“Additional Lender” shall have the meaning set forth in Section 2.23.
“Adjusted Consolidated EBITDA” shall mean, on any date of determination, the sum of (i) Consolidated EBITDA for the four (4) fiscal quarters most recently ended minus (ii) the Capital Reserve; provided that for purposes of this definition, Adjusted Consolidated EBITDA shall be calculated as follows: (x) for the fiscal quarter ending December 31, 2021, the actual Adjusted Consolidated EBITDA for the fiscal quarter ending on such date, multiplied by four (4), (y) for the fiscal quarter ending March 31, 2022, the actual Adjusted Consolidated EBITDA for the period of two consecutive fiscal quarters ending on such date, multiplied by two (2), and (z) for the fiscal quarter ending June 30, 2022, the actual Adjusted Consolidated EBITDA for the period of three consecutive fiscal quarters ending on such date, multiplied by four thirds (4/3).
“Adjusted Net Operating Income” shall mean, on any date of determination with respect to any period, an amount equal to (a) Net Operating Income from the Pool Properties that are included in the calculation of Pool Availability for the prior four (4) fiscal quarters most recently ended, less (b) the Capital Reserves relating to the Pool Properties that are included in the calculation of Pool Availability for such period. For the purposes of calculating Adjusted Net Operating Income for the Pool Properties not owned and operated by the Borrower or a Pool Property Owner for the prior four (4) full fiscal quarters most recently ended, the Adjusted Net Operating Income attributable to such Pool Properties shall be calculated by using the actual historical results for such Pool Properties for the prior four (4) full fiscal quarters most recently ended as if the Pool Properties had been owned by the Borrower or a Pool Property Owner during such period; provided, however, to the extent actual historical Adjusted Net Operating Income attributable to such Pool Properties is unavailable, the Borrower may include such calculation of Adjusted Net Operating Income attributable to such Pool Properties calculated on a proforma basis, as reasonably approved by Administrative Agent. The calculation of Adjusted Net Operating Income shall be computed in accordance with GAAP but adjusted for non-cash operating items such as straight line rents and the amortization of above and below market lease assets and liabilities and other non-cash items and shall exclude any property that is no longer a Pool Property.
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” shall mean Truist Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $500,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower and/or its Subsidiaries concerning or relating to bribery or corruption.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean:
(a)     as of any date from the Closing Date until (but excluding) the IG Pricing Date, with respect to interest on all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth on Part (a) of Schedule I (the “Leverage Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Sections 5.1(a) and 5.1(b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level VI as set forth on the Leverage Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Year ending December 31, 2021 are required to be delivered shall be at Level I as set forth on the Leverage Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Leverage Pricing Grid (the “Accurate Leverage Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Leverage Applicable Margin based upon the Leverage Pricing Grid for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Leverage Applicable Margin for such period; and
(b)    as of any date from and after the IG Pricing Date, with respect to interest on all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Credit Ratings in effect on such date as set forth on Part (b) of Schedule I (the “Ratings Pricing Grid”). During any period after the IG Pricing Date that the Borrower has two Credit Ratings that are not equivalent, but are adjacent to each other in the Ratings Pricing Grid, then the Applicable Margin will be determined based on the highest Credit Rating. During any period after the IG Pricing Date that the Borrower has two Credit Ratings that are not equivalent and are not adjacent to each other in the Ratings Pricing Grid, then the Applicable Margin will be determined based on the level that is one level below the highest of such Credit Ratings. During any period after the IG Pricing Date that the Borrower has fewer than two Credit Ratings but at least one Credit Rating, the Applicable Margin will be determined based on such Credit Rating. During any period after the Interest Rate Election that the Borrower has no Credit Ratings, the Applicable Margin will be determined based on Level V of the Ratings Pricing Grid. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective on the second Business Day after (i) the Administrative Agent’s receipt of notice of any such change in the Borrower’s Credit Rating from Borrower pursuant to Section 5.2(a)(xii) hereof or (ii) notwithstanding Section 5.2(a)(xii) hereof, any date Administrative Agent otherwise obtains knowledge of any such change (provided that Administrative Agent shall have no duty or obligation to any Person to ascertain or inquire into the Borrower’s Credit Rating). If it is subsequently determined that any change in the Borrower’s Credit Ratings was not disclosed to Administrative Agent in accordance with Section 5.2(a)(xii), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Ratings Pricing Grid (the “Accurate Ratings Applicable Margin”) for any period that such Credit Rating applied, then (i) the Applicable Margin shall be adjusted such that after giving effect to the corrected Credit Rating, the Applicable Margin shall be reset to the Accurate Ratings Applicable Margin based upon the Ratings Pricing Grid for such period and (ii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Ratings Applicable Margin for such period.
The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.
“Applicable Percentage” shall mean, as of any date from and after the IG Pricing Date, with respect to the facility fee set forth in Section 2.14(c)(ii) as of such date, the percentage per annum determined by reference to the Ratings Pricing Grid. During any period after the IG Pricing Date that the Borrower has two Credit Ratings that are not equivalent, but are adjacent to each other in the Ratings Pricing Grid, then the Applicable Percentage will be determined based on the highest Credit Rating. During any period after the IG Pricing Date that the Borrower has two Credit Ratings that are not equivalent and are not adjacent to each other in the Ratings Pricing Grid, then the Applicable Percentage will be determined based on the level that is one level below the highest of such Credit Ratings. During any period after the IG Pricing Date that the Borrower has fewer than two Credit Ratings but at least one Credit Rating, the Applicable Percentage will be determined based on such Credit Rating. During any period after the Interest Rate Election that the Borrower has no Credit Ratings, the Applicable Percentage will be determined based on Level V of the Ratings Pricing Grid. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective on the second Business Day after (i) the Administrative Agent’s receipt of notice of any such change in the Borrower’s Credit Rating from Borrower pursuant to Section 5.2(a)(xii) hereof or (ii) notwithstanding Section 5.2(a)(xii) hereof, any date Administrative Agent otherwise obtains knowledge of any such change (provided that Administrative Agent shall have no duty or obligation to any Person to ascertain or inquire into the Borrower’s Credit Rating). If it is subsequently determined that any change in the Borrower’s Credit Ratings was not disclosed to Administrative Agent in accordance with Section 5.2(a)(xii), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Ratings Pricing Grid (the “Accurate Ratings Applicable Percentage”) for any period that such Credit Rating applied, then (i) the Applicable Percentage shall be adjusted such that after giving effect to the corrected Credit Rating, the Applicable Percentage shall be reset to the Accurate Ratings Applicable Percentage based upon the Ratings Pricing Grid for such period and (ii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Ratings Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall mean each of Truist Securities, Inc., BMO Capital Markets Corp., Capital One, National Association, and Wells Fargo Securities LLC, each in its capacity as a joint lead arranger and joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
“Available Revolving Amount” shall mean, as of any date determination, the lesser of (a) the sum of (i) Aggregate Revolving Commitment Amount less (ii) the Total Revolving Credit Exposure and (b) the sum of (i) Pool Availability less (ii) the aggregate principal amount of all Consolidated Total Unsecured Debt (including the Total Revolving Credit Exposure), in each case, as of such date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% and (iv) one percent (1%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR, respectively.
“Base Rate Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).
“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean a Revolving Borrowing or a Swingline Borrowing, as the context may require.
“Building” means, with respect to each Pool Property or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York are authorized or required by law to close.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to the provisions in Section 1.03).
“Capital Reserve” means, for any period and with respect to any of the Pool Properties, an amount equal to the sum of (i) $1,500 per bed for specialty hospitals, long-term acute care hospitals (LTACHs) and acute care hospitals, plus (ii) $350 per bed for senior housing facilities (memory care facilities, assisted living facilities and independent living facilities), plus (iii) $500 per bed for SNFs, plus (iv) $0.50 multiplied by the Net Rentable Areas of MOBs and any other Medical Asset not otherwise described in (i), (ii), or (iii) of this definition of “Capital Reserve”.
“Capitalized Lease” shall mean, for any Person, each lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (subject to the provisions in Section 1.03).
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of an Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.
“Change in Control” shall mean the occurrence of one or more of the following events:
(a)    any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of the Borrower equal to at least thirty-five percent (35.0%);
(b)    as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of the Borrower consists of individuals who were not either (i) directors or trustees of the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of the Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of the Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above; or
(c)    the Borrower, Sila REIT, LLC, Sila OP, or Sila Realty OP consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 7.3); or
(d)    the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, (i) at least eighty percent (80.0%) of the economic, voting and beneficial interest of Sila Realty OP and control all decisions of Sila Realty OP without approval or consent of any other Person, (ii) at least eighty percent (80.0%) of the economic, voting and beneficial interest of Sila OP and control all decisions of Sila OP without approval or consent of any other Person, (iii) one hundred percent (100%) of the economic, voting and beneficial interest of Sila REIT, LLC and control all decisions of Sila REIT, LLC without approval or consent of any other Person; or
(e)    Sila Realty OP fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100.0%) of the economic, voting and beneficial interest of Sila OP; or
(f)    the Borrower, Sila OP or Sila Realty OP fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than the Lien of the Administrative Agent granted pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Pool Property Owner.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, shall mean whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or any tranche of Incremental Term Loans and when used in reference to any Commitment, shall mean whether such Commitment is a Revolving Commitment, a Swingline Commitment or a commitment for any tranche of Incremental Term Loans.
“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied or waived in accordance with Section 10.2.
“CMS” shall mean the U.S. Centers for Medicare and Medicaid Services.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, any commitment for any Class of Incremental Term Loans, or any combination thereof (as the context shall permit or require).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c)(1).
“CON” shall mean, a certificate of need or similar certificate, license or approval issued by the State Regulator for a Pool Property.
“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and to the extent not excluded from Consolidated Net Income pursuant to the definition thereof, and without duplication, (A) depreciation and amortization expense; (B) Consolidated Interest Expense, (C) income tax expense determined on a consolidated basis in accordance with GAAP, (D) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (E) other non-cash items to the extent not actually paid as a cash expense , in each case for such period, and including, without duplication, the Borrower’s Equity Percentage of Consolidated EBITDA attributable to Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries.
“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period (both expensed and capitalized), (b) all of the principal due and payable and principal paid with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, (c) all Preferred Distributions paid during such period, and (d) the principal payment on any Capital Lease Obligations of Borrower and its Subsidiaries; and including, without duplication, the Borrower’s Equity Percentage in items (a) through (d) above of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries; provided that purposes of this definition, Consolidated Fixed Charges shall be calculated as follows: (i) for the fiscal quarter ending December 31, 2021, the actual Consolidated Fixed Charges for the fiscal quarter ending on such date, multiplied by four (4), (ii) for the fiscal quarter ending March 31, 2022, the actual Consolidated Fixed Charges for the period of two consecutive fiscal quarters ending on such date, multiplied by two (2), and (iii) for the fiscal quarter ending June 30, 2022, the actual Consolidated Fixed Charges for the period of three consecutive fiscal quarters ending on such date, multiplied by four thirds (4/3).
“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, an amount equal to interest (whether accrued or paid) actually payable (without duplication) excluding non-cash interest expense but including capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan by the Borrower or any of its Subsidiaries, together with the interest portion of payments on Capital Lease Obligations and including (without duplication) the Equity Percentage of interest expense actually payable by the Borrower’s Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries, on their Indebtedness.
“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.
“Consolidated Tangible Net Worth” shall mean, as of any date, the amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.
“Consolidated Total Indebtedness” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries.
“Consolidated Total Secured Debt” shall mean, as of any date of determination, all Secured Debt of the Borrower and its Subsidiaries determined on a consolidated basis and which shall include (without duplication) such Person’s Equity Percentage of the Secured Debt of its Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries.
“Consolidated Total Unsecured Debt” shall mean, as of any date of determination, all Unsecured Debt of the Borrower and its Subsidiaries determined on a consolidated basis and which shall include (without duplication) such Person’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Credit Rating” means the rating assigned by S&P or Moody’s to the Borrower for the senior unsecured long term indebtedness of the Borrower.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Offering” shall mean the issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or such Guarantor.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(c).
“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.
“Development Property” shall mean, any Real Estate owned or acquired by Borrower or its Subsidiaries and on which (i) such Person is pursuing construction of one or more buildings for use as a Medical Asset and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Borrower or its Subsidiaries, or (ii) is recently completed construction of a Medical Asset that remains less than eighty-five percent (85%) leased (based on Net Rentable Area); provided that any Real Estate will no longer be considered to be a Development Property at the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenants improvements) for twelve (12) months.
“Dividend Reinvestment Proceeds” shall mean, all dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purposes of purchasing for the account of such holder(s) additional Equity Interests in such Person or any of its Subsidiaries.

“Dollar(s)” and the sign “$” shall mean the lawful money of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Eligible Real Estate” shall mean Real Estate which at all times satisfies the following requirements:
(i) which is wholly-owned in fee (or leased under a Ground Lease with at least thirty (30) years remaining on its term and otherwise acceptable to the Administrative Agent in its sole discretion) by a Wholly Owned Subsidiary of Sila Realty OP or Sila OP that is, at all times prior to the Investment Grade Release Date, a Subsidiary Guarantor;
(ii)    which is located within the States of the United States or the District of Columbia;
(iii)    which is improved by an income-producing Medical Asset (for the avoidance of doubt, Eligible Real Estate shall not include Land Assets, Mortgage Note Receivables or Development Properties);
(iv)    which all improvements related to the development of the Medical Asset have been substantially completed (excluding tenant improvements) for six (6) months;
(v)    which Real Estate is free of all structural defects or major architectural deficiencies, title or survey defects, environmental conditions, or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the operation of such Property in the ordinary course of business, including, without limitation, that all of the representations set forth in ARTICLE IV of this Agreement concerning Pool Property are true and correct;
(vi)    which Real Estate is free and clear of all Liens other than Permitted Encumbrances, the direct and indirect Capital Stock in the applicable Pool Property Owner is free and clear of all Liens other than Permitted Encumbrances set forth in clause (i) of such definition, and neither such Pool Property nor the direct and indirect Capital Stock in the applicable Pool Property Owner is subject to any Negative Pledged except a Negative Pledge permitted under Section 7.2;
(vii)    as to which (A) such proposed Pool Property shall be in compliance in all material respects with all applicable Healthcare Laws, (B) the Borrower, Pool Property Owner or Operators have all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate such proposed Pool Property, and (C) the Operators of such proposed Pool

Property shall be in material compliance with all requirements necessary for participation in any Medicare or Medicaid or other Third-Party Payor Programs to the extent they participate in such programs;
(viii)    as to which the Administrative Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate in the calculation of the Pool Availability;
(ix)    no tenant which leases ninety percent (90%) or more of the Net Rentable Area of such Real Estate (i) is in default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, or (ii) is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding; and
(x)    which is self-managed by the Borrower or the applicable Pool Property Owner or is managed by the Property Manager pursuant to a Management Agreement.
“Eligible Real Estate Qualification Documents” shall mean, the documents with respect to each Pool Property set forth in Schedule III.

“Environmental Engineer” shall mean any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Administrative Agent in its reasonable discretion.
“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Substance or to health and safety matters concerning exposure to Hazardous Substances.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (iii) any actual or alleged exposure to any Hazardous Substances, (iv) the Release or threatened Release of any Hazardous Substances or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“EPA” shall have the meaning given to such term in Section 4.5(b).
“Equity Offering” shall mean, the issuance and sale after the Closing Date by the Borrower or any of its Subsidiaries of any Capital Stock of such Person (other than equity securities issued to Borrower or any one or more of its Subsidiaries in its Subsidiaries).
“Equity Percentage” shall mean, the aggregate ownership percentage of the Borrower, Sila OP or Sila Realty OP or their respective Subsidiaries, as applicable, in each Unconsolidated Affiliate or Subsidiary of Borrower, Sila OP or Sila Realty OP, as applicable, that is not a Wholly Owned Subsidiary, which shall be calculated as the greater of (a) the Borrower’s, Sila OP’s or Sila Realty OP’s, as applicable, direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate or such Subsidiary, as applicable, as set forth in the Unconsolidated Affiliate’s or such Subsidiary’s organizational documents, as applicable, and (b) the Borrower’s, Sila OP’s or Sila Realty OP’s, as applicable, direct or indirect economic ownership interest in the Unconsolidated Affiliate or Subsidiary of Borrower, Sila OP or Sila Realty OP, as applicable, that is not a Wholly Owned Subsidiary, as applicable, reflecting the Borrower’s, Sila OP’s or Sila Realty OP’s, as applicable, current allocable share of income and expenses of the Unconsolidated Affiliate or such Subsidiary, as applicable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Erroneous Payment” shall have the meaning set forth in Section 9.15(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 9.15(d).
“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 9.15(d).
“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 9.15(d).
“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 9.15(d).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Subsidiary” shall mean, any direct or indirect Subsidiary of the Borrower, which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Debt or (ii) a provision of such Subsidiary’s organizational documents, as a condition to the extension of such Secured Debt.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall mean that certain Fourth Amended and Restated Credit Agreement, dated as of August 7, 2019, by and among the Borrower, certain of its Subsidiaries as guarantors, the lenders from time to time parties thereto and KeyBank National Association, as the administrative agent, as amended or modified from time to time.
“Existing Lenders” shall mean all lenders parties to the Existing Credit Agreement on the Closing Date.
“Existing Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of August 7, 2019, by and among the Borrower, certain of its Subsidiaries a guarantors, the lenders from time to time parties thereto and KeyBank National Association, as the administrative agent, as amended or modified from time to time.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the

Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement the Federal Funds Rate shall not be less than zero percent (0%).
“Fee Letter” shall mean that certain letter agreement, dated December 15, 2021, executed by Truist Securities, Inc. and Truist Bank and accepted by the Borrower.
“Fee Owner” shall mean, the applicable owner of the fee interest in a Pool Property that is subject to a Ground Lease.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Floor” shall mean a rate of interest equal to 0%.
“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Person” shall mean any Person that is not a U.S. Person.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.
“Funds from Operations” shall mean, with respect to any Person for any period, an amount equal to (a) the Consolidated Net Income of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) Acquisition Closing Costs during such period (which amount shall not exceed fifteen percent (15%) of Funds from Operations for the most recently ended four (4) quarter fiscal period), all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for Unconsolidated Affiliates and joint ventures will be calculated to reflect funds from operations on the same basis. Funds from Operations shall be reported in accordance with NAREIT policies.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Asset Value” shall mean, as of any day, for the Borrower and its Subsidiaries, the sum of (without duplication with respect to any Real Estate):
(i)    with respect to Pool Properties and all other Real Estate not described in clauses (ii) through (v) below, the cost of such Real Estate determined in accordance with GAAP, plus
(ii)    the book value determined in accordance with GAAP of all Development Properties owned by Borrower or any of its Subsidiaries, plus
(iii)    the book value determined in accordance with GAAP of all Land Assets of Borrower and its Subsidiaries, plus
(iv)    the book value determined in accordance with GAAP of all Mortgage Note Receivables secured by properties that meet the property type requirements of a Medical Asset, plus

(v)    the book value determined in accordance with GAAP of Permitted Equity Investments which have been approved by Agent in its sole discretion for inclusion in the calculation of Gross Asset Value, plus
(vi)    the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower, Sila Realty OP, or Sila OP and their respective Subsidiaries as of the date of determination.
Notwithstanding the foregoing, for purposes of determining the Gross Asset Value, (A) to the extent the amount of Gross Asset Value attributable to Land Assets would exceed five percent (5.0%) of Gross Asset Value, such excess shall be excluded; (B) to the extent the amount of Gross Asset Value attributable to Development Properties would exceed ten percent (10.0%) of Gross Asset Value, such excess shall be excluded; (C) to the extent the amount of Gross Asset Value attributable to Real Estate owned by non-Wholly Owned Subsidiaries and Unconsolidated Affiliates would exceed fifteen percent (15.0%) of Gross Asset Value, such excess shall be excluded; (D) to the extent the amount of Gross Asset Value attributable to Mortgage Note Receivables and Permitted Equity Investments, in the aggregate, would exceed twenty percent (20.0%) of Gross Asset Value, such excess shall be excluded; (E) to the extent the amount of Gross Asset Value attributable to Permitted Equity Investments would exceed ten percent (10%) of Gross Asset Value, such excess shall be excluded; and (F) to the extent the aggregate amount of Gross Asset Value attributable to the immediately preceding clauses (A), (B), (C), (D) and (E), in the aggregate, would exceed twenty five percent (25.0%) of Gross Asset Value at any time, such excess shall be excluded.
Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Medical Asset. Gross Asset Value will be adjusted to include an amount equal to Borrower’s or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary.
“Ground Lease” shall mean, any ground lease approved by the Administrative Agent pursuant to which a Pool Property Owner leases a Pool Property.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” shall mean each of Sila Realty OP, Sila OP, Sila REIT, LLC, and each Subsidiary Guarantor.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Hazardous Substances” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Healthcare Investigations” shall mean, any inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower, a Pool Property Owner or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, Medical Fraud Control Unit, Attorney General, Department of Insurance Office of Inspector General, Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).
“Healthcare Laws” shall mean, all applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including, without limitation, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Pool Properties or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Public Law No. 111-148 (2010) (Patient Protection and Affordable Care Act, as amended, (commonly referred to as the “PPACA”)), Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Law”, Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the “Civil Monetary Penalties Law”, and 31 U.S.C. Section 3729-33, the “False Claims Act”.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“HIPAA” shall mean, the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder. Any reference to HIPAA shall also include applicability of the Health Information Technology for Economic and Clinical Health (HITECH) Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 and any and all rules or regulations promulgated thereunder.
“HIPAA Compliance Date” shall have the meaning given to such term in Section 5.14(b).
“HIPAA Compliance Plan” shall have the meaning given to such term in Section 5.14(b).
“HIPAA Compliant” shall have the meaning given to such term in Section 5.14(b).
“IG Pricing Date” shall have the meaning given to such term in Section 2.13(e).
“IG Pricing Election” shall have the meaning given to such term in Section 2.13(e).
“Implied Debt Service Coverage Amount” shall mean an amount equal to the annual principal and interest payment sufficient to amortize in full over a twenty-five (25) year period a loan amount equal to the aggregate principal balance of all Consolidated Total Unsecured Debt (including the Total Revolving Credit Exposure and any Incremental Term Loans) calculated using a per annum interest rate equal to the greatest of (i) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus three hundred (300) basis points (3.0%), and (ii) six percent (6.0%), and (iii) Adjusted Term SOFR for an Interest Period of one (1) month plus the Applicable Margin for the SOFR Loans as of the end of the most recent calendar quarter.
The determination of the Implied Debt Service Coverage Amount and the components thereof by the Administrative Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent demonstrable error until such time as Borrower delivers the Compliance Certificate as required by Section 5.1(c).
“Implied Debt Service Coverage Ratio” shall mean, the ratio of Adjusted Net Operating Income from the Pool Properties for the most recently ended period of four fiscal quarters, divided by the Implied Debt Service Coverage Amount.
“Increasing Lender” shall have the meaning set forth in Section 2.23.
“Incremental Commitment” shall have the meaning set forth in Section 2.23.
“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.]
“Incremental Term Loan” shall have the meaning set forth in Section 2.23.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Capital Stock); (g) net obligations under any Hedging Transaction not entered into as a hedge against existing Indebtedness, in an amount equal to the Hedge Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s Equity Percentage of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries) of any Unconsolidated Affiliate of such Person and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Initial Pool Properties” shall mean, the Pool Properties that are included in the Pool as of the Closing, which are listed on Schedule IV on the date hereof.
“Insurer” shall mean, any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.
“Interest Period” shall mean with respect to any SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof); provided that:
(i)     the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)    no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Incremental Term Loans is equal to or greater than the aggregate principal amount of SOFR Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the latest Maturity Date; and
(v)    no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion/Continuation.
“Investment Grade Credit Rating” means, with respect to the Borrower, a Credit Rating of at least BBB- by S&P or Baa3 by Moody’s, and such rating shall not be accompanied by (a) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof, or (b) in the case of Moody’s, a negative outlook, a review for possible downgrade or the equivalent thereto.
“Investment Grade Notice” means a written notice to the Administrative Agent from the Borrower stating that the Borrower has received an Investment Grade Credit Rating from either S&P or Moody’s, accompanied by reasonably acceptable evidence of such Investment Grade Credit Rating.
“Investment Grade Release” shall have the meaning set forth in Section 5.11(d).
“Investments” shall have the meaning set forth in Section 7.4.
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall mean each of Truist Bank, BMO Harris Bank, N.A., Capital One, National Association, and Wells Fargo Bank, National Association, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.22, or such other Lender as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.22; provided that such Lender has agreed to be an Issuing Bank.
“Joinder Agreement” shall mean a Joinder Agreement with respect to the Guaranty to be executed and delivered pursuant to Section 5.11(a) by any Additional Guarantor, such Joinder Agreement to be in form and substance acceptable to the Administrative Agent.
“Land Assets” shall mean, land to be developed as a Medical Asset with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
“Leases” shall mean, leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
“Lease Summaries” shall mean, summaries or abstracts of the material terms of the Leases. Such Lease Summaries shall be in form and substance reasonably satisfactory to the Administrative Agent.
“LC Commitment” shall mean, at any time, an amount equal to the lesser of (a) that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $75,000,000 and (b) the aggregate amount of the Issuing Banks’ LC Sublimits at such time.
“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“LC Sublimit” shall mean, as to each Issuing Bank, its agreement as set forth in Section 2.22 to issue, amend and extend Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Issuing Bank’s name on Schedule II or in the Assignment and Assumption or other documentation, which other documentation shall be in form and substance satisfactory to the Administrative Agent, pursuant to which such Issuing Bank becomes an Issuing Bank hereunder, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by an Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Liquidity” shall mean, as of any date of determination, the sum of (x) Borrower’s Unrestricted Cash and Cash Equivalents plus (y) Available Revolving Amount.
“Loan Documents” shall mean, collectively, this Agreement, the Guaranty, the LC Documents, the Fee Letter, all Notices of Revolving Borrowing, all Notices of Swingline Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean all Revolving Loans, Swingline Loans and Incremental Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.
“Major Tenant” shall mean, a tenant of the Borrower or any Pool Property Owner which leases space in a Pool Property pursuant to a Lease which entitles it to occupy forty percent (40%) or more of the Net Rentable Area of such Pool Property. Agent may in its discretion aggregate any and all Leases to Affiliates to determine whether such tenant should be treated as a Major Tenant.
“Management Agreements” shall mean, agreements to which any Pool Property Owner is a party, whether written or oral, providing for the management of the Pool Properties or any of them.
“Material Acquisition” shall mean any acquisition (or series of related acquisitions) or investments (or series of related investments) permitted by this Agreement and consummated in accordance with the terms of this Agreement for which the aggregate consideration paid in respect of such acquisition or investment (including any Indebtedness assumed in connection therewith) exceeds 10% of Gross Asset Value (calculated prior to giving effect to such transaction).
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, properties, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries considered as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents; or (d) the rights or remedies of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under the Loan Documents.
“Material Agreements” shall mean (i) all other agreements, documents, contracts, indentures and instruments excluding purchase and sale contracts for Real Estate to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of Three Million and No/100 Dollars ($3,000,000.00) and (ii) each Management Agreement.
“Material Subsidiary” shall mean, any direct or indirect Subsidiary of the Borrower (a) that owns Real Estate and is not an Excluded Subsidiary, (b) which is a guarantor of or is otherwise liable with respect to any other Unsecured Debt of the Borrower or any of its Subsidiaries, or (c) which owns a direct interest in either Sila Realty OP or Sila OP; provided that Sila Partner, LLC shall not be deemed to be a “Material Subsidiary” solely by virtue of its ownership of limited partnership interest in Sila OP so long as it owns no more than 0.01% of the limited partnership interests in Sila OP.
“Maturity Date” shall mean, with respect to any tranche of Incremental Term Loans, the earlier of (i) the stated maturity date of such tranche of Incremental Term Loans agreed among the Borrower and the Lenders providing such Incremental Term Loans in accordance with Section 2.23 and (ii) the date on which the principal amount of all outstanding Incremental Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Maximum Revolving Amount” shall mean, as of any date of determination, the lesser of (a) the Aggregate Revolving Commitment Amount and (b) the sum of (i) Pool Availability less (ii) the aggregate principal amount of all Consolidated Total Unsecured Debt (other than the Total Revolving Credit Exposure), in each case, as of such date.
“Medicaid” shall mean, the medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.
“Medical Asset” shall mean, any single or multi-tenant facilities consisting of MOBs, inpatient rehabilitation facilities, specialty hospitals, long-term acute care hospitals (LTACHs), acute care hospitals, ambulatory surgery centers, diagnostic centers, health and wellness centers, integrated medical facilities, large physician clinics, diagnostic centers, imaging centers, behavioral health centers, free standing emergency rooms, senior housing facilities (memory care facilities, assisted living facilities and independent living facilities), and skilled nursing facilities.
“Medical Properties” shall mean, any of the Pool Properties that is a Medical Asset.
“Medical Property Lease” shall mean, any Leases of all or portion of a Medical Property.
“Medicare” shall mean, the health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.
“MOB” shall mean, a Medical office building.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage Note Receivables” shall means, mortgage and notes receivable and other promissory notes, including interest payments thereunder, in favor of, or payable to, the Borrower or any Subsidiary which are in, or made by, or payable by, any Person (other than the Borrower, Sila Realty OP and Sila OP, or their respective Subsidiaries) that are secured by (a) a first-lien mortgage loan on a Medical Asset or (b) a first-lien pledge of the equity interest in any entity which directly or indirectly (through the ownership of equity interests in one or more entities) owns an equity interest in an entity that owns a Medical Asset.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Offering Proceeds” means, the gross cash proceeds received by the Borrower or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by the Borrower or such Subsidiary in connection therewith. Net Offering Proceeds shall not include cash proceeds received by a Subsidiary of Borrower, Sila Realty OP or Sila OP as a result of an investment by a joint venture partner or any Dividend Reinvestment Proceeds.
“Net Operating Income” shall mean, for any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants or licensees in occupancy paying rent (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts including, without limitation, set-up fees and termination fees) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries, any property management fees and non recurring charges), minus (c) the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to three percent (3.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants or licensees in default of payment or other material obligations under their lease, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding.
“Net Rentable Area” shall mean, with respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Administrative Agent.
“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 2.25 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-Recourse Exclusions” shall mean, with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.
“Non-Recourse Indebtedness.” shall mean, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities so long as no Person other than such Single Asset Entities shall have any liability for such Indebtedness.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notice of Borrowing” shall mean a Notice of Revolving Borrowing or a Notice of Swingline Borrowing, as context may require.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).
“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank, any Lender (including the Swingline Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.
“Occupancy Rate” shall mean, with respect to any Eligible Real Estate included in the calculation of the Pool Availability, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Eligible Real Estate actually occupied by tenants that are (i) conducting business operations therein (subject to the last sentence of this definition) which are recognized businesses separate and distinct from those of the Borrower, the Guarantors or any of their respective Subsidiaries and (ii) paying rent (or subject to a specified free rent period provided for under the applicable lease) at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate Net Rentable Area of such Eligible Real Estate. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy, and to be conducting business operations in, Eligible Real Estate (i) notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or (ii) if it is otherwise scheduled to be open for business within some specified period. For purposes of determining compliance with Section 6.7(c), the aggregate Occupancy Rate shall be computed on an aggregated basis for all Pool Properties, consistent with the provisions for determining the Occupancy Rate for any individual Pool Property as set forth above.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Obligations” of any Person shall mean liabilities and obligations of the Borrower or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).
“Operator(s)” shall mean, the manager of a Pool Property, the tenant under a Medical Property Lease, the property sublessee and/or the operator under any Operators’ Agreement, approved by Agent as required by this Agreement and any successor to such Operator approved by Agent as required by this Agreement. If, with respect to any Pool Property, there exists a property manager, a tenant under a Medical Property Lease and a property sublessee, or any combination thereof, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.
“Operators’ Agreements” shall mean, collectively, a property management agreement, Medical Property Lease and/or other similar agreement regarding the management and operation of the Pool Properties between Borrower or a Pool Property Owner, on the one hand, and a tenant under a Medical Property Lease or property manager, on the other hand.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Participant Register” shall have the meaning set forth in Section 10.4(d).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Permits” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Encumbrances” shall mean:
(i)    Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) that are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; and
(vii)    the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of the Borrower and its Subsidiaries.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Equity Investments” shall mean, Investments in the capital Stock of any Persons that are not Unconsolidated Affiliates or Wholly Owned Subsidiaries, provided that such Person’s primary business is the ownership, operation and development of Medical Assets.
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(iii)    certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000;
(iv)    fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;
(v)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above;
(vi)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing; and
(vii)    shares of so-called “money market funds” registered with the SEC under any mutual fund or other registered investment company that qualifies as a “money market fund” under Rule 2a-7 of the United States Securities and Exchange Commission, or any successor thereto which have total assets in excess of $50,000,000.

“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pool” shall mean, collectively, the Initial Pool Properties plus any assets subsequently added as Pool Properties pursuant to Section 2.28 of this Agreement and minus any Pool Properties subsequently released pursuant to Section 2.29 of this Agreement.
“Pool Availability” shall mean, as of any date of determination, amount equal to the lesser of (a) the aggregate amount of Consolidated Total Unsecured Debt that would cause the Consolidated Total Unsecured Debt to be equal to sixty percent (60%) of the Pool Value; provided that such maximum ratio may exceed 60% during, or as of the end of, any fiscal quarter in which a Material Acquisition is consummated and the consecutive three (3) fiscal quarters immediately thereafter, but in no event shall such ratio exceed 65% at any time; provided further that such maximum ratio may not exceed 60% on more than two separate occasions (each time for up to four (4) consecutive fiscal quarters); and (b) the aggregate principal amount of Consolidated Total Unsecured Debt that would cause the Implied Debt Service Coverage Ratio to be equal to 1.45 to 1.00; provided, that for purposes hereof:
(a)    No more than twenty percent (20%) of the Pool Value shall be attributable to any single Pool Property; provided that a failure to satisfy the requirements of this (a) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded;
(b)    No Pool Properties which are subject to a lease or leases to any single tenant or any group of Affiliates thereof shall account for more than twenty percent (20%) of the Pool Value (the “Single Tenant Limitation”); provided that a failure to satisfy the requirements of this (b) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded;
(c)    No more than twenty percent (20%) of the Pool Value shall be attributable to Pool Properties which are subject to a Ground Lease; provided that a failure to satisfy the requirements of this (c) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded; and
(d)    No Pool Properties which are subject to a lease or leases to any tenants that have physician ownership of greater than sixty-six and two-thirds percent (66.67%) shall account for more than twenty percent (20%) of the Pool Value; provided that a failure to satisfy the requirements of this (d) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded.
“Pool Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c)(2).
“Pool Property or Pool Properties” shall mean, at any time of determination, the Eligible Real Estate owned or leased pursuant to a Ground Lease approved by the Administrative Agent by a Pool Property Owner that is, at all times prior to the Investment Grade Release Date, a Subsidiary Guarantor and which satisfies the provisions of this Agreement to be included in the calculation of Pool Availability and has been included in the calculation of Pool Availability pursuant to Section 2.28 and has not been excluded from the Pool pursuant to Section 2.29.
“Pool Property Owner” shall mean, each Wholly Owned Subsidiary of Sila Realty OP or Sila OP that owns (or leases under a Ground Lease) a Pool Property, provided that, the only asset of such Pool Property Owner shall be the Eligible Real Estate included in the Pool and related fixtures and personal property.
“Pool Value” shall mean, as of any date of determination, without duplication, the sum of the total cost of each Pool Property determined in accordance with GAAP.
“Preferred Distributions” shall mean, for any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Securities” shall mean, with respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
“Primary Licenses” shall mean, with respect to any Pool Property or Person operating all or a portion of such Pool Property, as the case may be, the CON, permit or license to operate as a medical office, acute surgery center, long-term care center, hospital or other health care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.
“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Incremental Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Incremental Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Incremental Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Incremental Term Loans.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Real Estate” shall mean all real property, including, without limitation, the Pool Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by Borrower or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.
“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.
“Recourse Indebtedness” shall mean, as of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Borrower or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto, but only to the extent of such claim.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Rent Roll” shall mean, a report prepared by the Borrower showing for all Real Estate, including, without limitation, each Pool Property, owned or leased by the Borrower or any of its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Administrative Agent provided that for single-tenant properties leased under triple net leases, the applicable lease shall constitute the rent roll for such Real Estate and no separate report shall be required.
“Required Lenders” shall mean, at any time, Lenders holding at least 51% of the aggregate outstanding Revolving Commitments and Incremental Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding at least 51% of the aggregate outstanding Revolving Credit Exposure and Incremental Term Loans of the Lenders at such time; provided that (i) to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Incremental Term Loans shall be excluded for purposes of determining Required Lenders and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders), the term “Required Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold Swingline Exposure or LC Exposure to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Required Revolving Lenders” shall mean, at any time, Lenders holding at least 51% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding at least 51% of the Total Revolving Credit Exposure; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders and (ii) at all times when there are two or more Lenders with Revolving Commitments or Revolving Credit Exposure (excluding Defaulting Lenders), the term “Required Revolving Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold Swingline Exposure or LC Exposure to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation..
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.
“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (i) the Stated Revolving Termination Date, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure, in each case, after giving effect to any borrowing, repayments, issuance, or renewals thereof occurring on such date.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a SOFR Loan.
“S&P” shall mean means S&P Global Inc., and any successor thereto.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“SEC” shall mean, the federal Securities and Exchange Commission.
“Secured Debt” shall mean, with respect to the Borrower or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness (including any Non-Recourse Indebtedness) of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.
“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Banks, and the Lender-Related Hedge Providers.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Sila OP” shall mean SILA OPERATING PARTNERSHIP, LP, a Delaware limited partnership.
“Sila Realty OP” shall mean SILA REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership.
“Sila REIT, LLC” shall mean SILA REIT, LLC, a Maryland limited liability company.
“Single Asset Entity” shall mean, a bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Pool Property Owner or own any Equity Interests in a Pool Property Owner, which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).
“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“SNF” shall mean, a skilled nursing facility.
“Stated Revolving Termination Date” means, February 15, 2026, as the same may be extended pursuant to Section 2.27.
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantor” shall mean any Subsidiary of Sila Realty OP or Sila OP that executes or becomes a party to the Guaranty, including, without limitation, prior to the Investment Release Date, each Pool Property Owner. The Subsidiary Guarantors as of the Closing Date are set forth on Schedule IV hereof.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $75,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean Truist Bank.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day
“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Adjustment” shall mean for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:
Base Rate Loans:

0.10%

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.26161%
Six months	0.42826%

“Term SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Third Party Payor Programs” shall mean, any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, to which Borrower, any Pool Property Owner or any Operator may be subject with respect to any Pool Property.
“Total Leverage Ratio” shall mean, as of any date, the ratio (expressed as a percentage) of Consolidated Total Indebtedness to Gross Asset Value.
“Total Revolving Credit Exposure” shall mean, as of any date of determination, the sum of the Revolving Credit Exposure of all Lenders.

“TRICARE” shall mean, the health care program maintained by the United States of America for its uniformed service members, retirees and their families.
“Truist Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of the date hereof, by and among the Borrower, the lenders from time to time parties thereto and Truist Bank, as the administrative agent, as amended or modified from time to time.
“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unconsolidated Affiliate” shall mean, in respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” or “U.S.” shall mean the United States of America.
“Unrestricted Cash and Cash Equivalents” shall mean, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person. For the avoidance of doubt, Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.
“Unsecured Debt” shall mean, Indebtedness of the Borrower and its Subsidiaries and Unconsolidated Affiliates outstanding at any time which is not Secured Debt.
“Unused Fee Rate” means the following percentages per annum based upon the daily utilization of the Revolving Commitments as set forth below:

Daily Utilization	Unused Fee Rate
<50%	0.20%
≥50%	0.15%
“U.S. Borrower” shall mean any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(e)(ii).
“Wholly Owned Subsidiary” shall mean, as to the Borrower, Sila Realty OP and Sila OP; and, as applicable, any Subsidiary of such Person that is directly or indirectly owned 100% by such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Incremental Term Loan”) or by Type (e.g. “SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “SOFR Borrowing”) or by Class and Type (e.g. “Revolving SOFR Borrowing”).
Section 1.3.    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
Section 1.4.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated and (vi) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.5.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.6.    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referenced in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Banks may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the Total Revolving Credit Exposure exceed the Maximum Revolving Amount in effect from time to time.
Section 2.2.    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the Total Revolving Credit Exposure exceeding the Maximum Revolving Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.3.    Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. two (2) U.S. Government Securities Business Days prior to the requested date of each SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $1,000,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed ten (10), provided that Administrative Agent may permit more than ten (10) SOFR Borrowings in its sole discretion. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4.    Swingline Commitment.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the Available Revolving Amount; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing

(which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.
(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Swingline Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(d)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)    Each Lender’s obligation to make a Base Rate Loan pursuant to paragraph (c) of this Section or to purchase participating interests pursuant to paragraph (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
Section 2.5.    [Intentionally Omitted].
Section 2.6.    Funding of Borrowings.
(a)    Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the

Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this paragraph shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)    All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.7.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. two (2) U.S. Government Securities Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)    If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to continue such Borrowing as a SOFR Borrowing with the same Interest Period. No Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8.    Optional Reduction and Termination of Commitments.
(a)    Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.
(b)    Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the Total Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.
(c)    With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.
Section 2.9.    Repayment of Loans.
(a)    The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)    The aggregate unpaid principal balance of each tranche of Incremental Term Loans (if any) shall be due and payable (together with accrued and unpaid interest thereon) on the applicable Maturity Date thereof.
Section 2.10.    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative

Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11.    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any SOFR Borrowing, 11:00 a.m. not less than two (2) U.S. Government Securities Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment of an Incremental Term Loan Borrowing, to principal installments in inverse order of maturity.
Section 2.12.    Mandatory Prepayments.
(a)    If at any time the Total Revolving Credit Exposure exceeds the Maximum Revolving Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall, no later than fifteen (15) days after the date when such excess amount first arose, repay the Swingline Loans and the Revolving Loans in an amount that, when added to any repayments of Consolidated Total Unsecured Debt (other than the Obligations) with respect thereto, shall equal the amount of such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the SOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Maximum Revolving Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such remaining excess plus any accrued and unpaid fees thereon.
Section 2.13.    Interest on Loans.
(a)    The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each SOFR Loan at Adjusted Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
(b)    The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(c)    Notwithstanding paragraphs (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
(d)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable monthly in arrears on the first day of each calendar month and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)    At any time after the Borrower receives an Investment Grade Credit Rating from two Rating Agencies, the Borrower may, so long as no Default or Event of Default then exists and is continuing, irrevocably elect (an “IG Pricing Election”) by written notice to the Administrative Agent, accompanied by reasonable evidence of the Borrower’s Credit Ratings from two Rating Agencies, that the interest rate and fee margins set forth in clause (b) of the definition of “Applicable Margin” herein shall at all times thereafter be applicable to all credit extensions under this Agreement. The Administrative Agent shall provide the Lenders and the L/C Issuer with prompt notice of its receipt of any IG Pricing Election. On the day that is two Business Days after the date of the Administrative Agent’s receipt of any IG Pricing Election (such date, the “IG Pricing Date”), the margins set forth in clause (a) of the definition of “Applicable Margin” herein shall no longer apply and the commitment fee under Section 2.14(c)(i) shall no longer continue to accrue.
(f)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder in accordance with the terms and provisions herein, and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14.    Fees.
(a)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender (i) from the Closing Date until the IG Pricing Date, an unused commitment fee, which shall accrue at a rate per annum equal to the Unused Fee Rate on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period; provided that, for purposes of computing the unused commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender; and (ii) from and after the IG Pricing Date, a facility fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Ratings Pricing Grid) on the daily amount of the Revolving Commitment (whether used or unused) of such Lender during the Availability Period.
(c)    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the applicable Issuing Bank with respect to each Letter of Credit, for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.
(d)    The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date.
(e)    Accrued fees under paragraphs (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2022, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
Section 2.15.    Computation of Interest and Fees. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.16.    Inability to Determine Interest Rates; Benchmark Replacement Setting.
(a)    Inability to Determine SOFR. Subject to paragraphs (b) through and (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)    No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such

Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 2.17.    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Revolving Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended. In the case of the making of a SOFR Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.18.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”); or
(iii)    impose on any Lender, any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.
(c)    A certificate of such Lender or such Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
(a)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.19.    Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Adjusted Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Adjusted Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20.    Taxes.
(a)    Defined Terms. For purposes of this Section 2.20, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)     an executed copy of IRS Form W-8ECI;
(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)     to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20B or 2.20C, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20D on behalf of each such direct and indirect partner;
(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Incremental Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Incremental Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Incremental Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Incremental Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Incremental Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.22.    Letters of Credit.
(a)    During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to paragraphs (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary (as specified by the Borrower in the request for such Letter of Credit) on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $250,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the Total Revolving Credit Exposure would exceed the Maximum Revolving Amount or (C) the LC Exposure with respect to all Letters of Credit issued by any Issuing Bank would exceed such Issuing Bank’s LC Sublimit; provided that, subject to the limitations set forth in clauses (A) and (B) above, any Issuing Bank in its sole discretion may issue Letters of Credit in excess of its LC Sublimit; and (iv) the Borrower shall not request, and the Issuing Banks shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (AA) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (BB) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Issuing Bank without recourse a participation in each Letter of Credit issued by such Issuing Bank equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
(b)    Each Letter of Credit shall be issued or amended, as the case may be, by a single Issuing bank selected by the Borrower. To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit shall be issued on the account of the Borrower or a Subsidiary, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower and/or the applicable Subsidiary shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as such Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c)    At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit, directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in paragraph (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices.
(d)    Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.
(e)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to paragraph (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against such Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of such Issuing Bank. Whenever, at any time after such Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f)    To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the applicable Issuing Bank in respect to such LC Disbursement within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.
(g)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 100% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or 8.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(h)    Upon the request of any Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit issued by it and then outstanding.
(i)    The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)    the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
(vi)    the existence of a Default or an Event of Default.
Neither the Administrative Agent, any Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
(k)    Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.
(l)    Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for all LC Disbursements and to otherwise perform all obligations hereunder in respect of such Letter of Credit as if it has been issued for the account of the Borrower. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Section 2.23.    Increase of Commitments; Additional Lenders.
(a)    From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments and/or request incremental term loans hereunder (each such increase, an “Incremental Commitment”) so long as the following conditions are satisfied:
(i)    the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $500,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);
(ii)    the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;
(iii)    at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and, since December 31, 2020, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(iv)    (x) any incremental term loans made pursuant to this Section (the “Incremental Term Loans”) shall (1) not mature earlier than the Revolving Commitment Termination Date or any then existing Incremental Term Loans and (2) have no amortization or otherwise be permitted to be prepaid prior to the Revolving Commitment Termination Date or the latest existing Maturity Date of any tranche of Incremental Term Loans, and (y) any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall have a termination date no earlier than the Revolving Commitment Termination Date;
(v)    the Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Term Loans had been made and all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance;
(vi)    All Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans and any existing Incremental Term Loans, (ii) shall be equally and ratably secured with the Revolving Loans and existing Incremental Term Loans, and (iii) shall be treated substantially the same (and in any event no more favorably than) the Revolving Loans; and
(vii)    all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.
(b)    The Borrower shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or provide Incremental Term Loans, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or its Incremental Term Loans, as applicable. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or provide Incremental Term Loans, and any decision by a Lender to increase its Revolving Commitment and/or provide Incremental Term Loans shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or the Incremental Term Loans, as applicable, pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or provide Incremental Term Loans may be replaced with respect to its existing Revolving Commitment and/or its Incremental Term Loans, as applicable, as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment and/or its Incremental Term Loans within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment and/or provide Incremental Term Loans, as applicable. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Revolving Commitments and the Incremental Term Loans of the Increasing Lenders plus the Revolving Commitments and the Incremental Term Loans of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.
(c)    Subject to paragraphs (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i)    an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments and/or new Incremental Term Loans, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii)    such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;
(iii)    a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in paragraph (a) of this Section has been satisfied;
(iv)    to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and
(v)    any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.
Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule II shall automatically be deemed amended accordingly.
(d)    If any Incremental Term Loans or any Incremental Revolving Commitments are to have terms that are different from the existing Incremental Term Loans or the Revolving Commitments, as applicable, outstanding immediately prior to such incurrence (any such Incremental Term Loans or Incremental Revolving Commitments, the “Non-Conforming Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Term Loans and/or Incremental Revolving Commitments and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions. If the Borrower incurs Incremental Revolving Commitments under this Section, regardless of whether such Incremental Revolving Commitments are Non-Conforming Credit Extensions, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such incurrence. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Non-Conforming Credit Extensions consisting of Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).
Section 2.24.    Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.25.    Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.26.    Defaulting Lenders.
(a)    Cash Collateral.
(i)    At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 100% of each applicable Issuing Bank’s LC Exposure with respect to such Defaulting Lender.
(ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iv)    Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to Sections 2.26(b) through 2.26(d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(b)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to Cash Collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    (A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b)(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). Each Defaulting Lender shall be entitled to receive the facility fee pursuant to Section 2.14(b)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.26(a).
(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).
(C)    With respect to any facility fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).
(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.
Section 2.27.    Extension of Stated Revolving Termination Date.
So long as no Default or Event of Default has occurred and is continuing, the Borrower may elect at least thirty (30) days but no more than ninety (90) days prior to the then applicable Stated Revolving Termination Date, to extend the then applicable Stated Revolving Termination Date for a period of six months on no more than two occasions, in each case, as provided in this Section 2.27 by providing written notice of such election to the Administrative Agent (which shall promptly notify each of the Lenders). If on the then applicable Stated Revolving Termination Date and on the date of delivery of the notice of such election (i) no Default or Event of Default exists and is continuing, (ii) the representations and warranties of the Borrower and each other Loan Party set forth in this Agreement and each other Loan Document are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (iii) the Borrower pays to the Administrative Agent for the account of each Lender a fee equal to 0.075% of the amount of such Lender’s Revolving

Commitment (whether or not utilized) in effect on the effective date of each such extension, and (iv) the Borrower has given written notice to the Administrative Agent of such election to extend the then current Stated Revolving Termination Date within the time frame set forth in this Section 2.27, the Stated Revolving Termination Date shall be extended first to August 15, 2026 and subsequently to February 15, 2027.
Section 2.28.    Addition of Pool Properties.
(a)    Initial Eligible Properties. The Real Estate identified on Schedule IV shall, on the Effective Date, be the Initial Pool Properties on the Closing Date.
(b)    Request for Additional Pool Properties. If after the Closing Date, the Borrower desires that the Lenders include any additional Real Estate as a Pool Property, the Borrower shall so notify the Administrative Agent in writing no later than ten (10) Business Day prior to the date when Borrower requests that such Real Estate be added as a Pool Property. Together with such request, the Borrower shall deliver to the Administrative Agent (i) all Eligible Real Estate Qualification Documents with respect to such Real Estate and (ii) a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Administrative Agent under Section 5.1 and a Pool Certificate, both prepared on a pro forma basis and adjusted to give effect to such addition of such Real Estate as a Pool Property, and shall certify that after giving effect to such addition, no Default or Event of Default shall exist.
(c)    Admission of Additional Pool Properties. Real Estate that satisfies the eligibility conditions to be Eligible Real Estate may be added as a Pool Property upon satisfaction of the conditions set forth below. Real Estate that does not satisfy the eligibility conditions to be Eligible Real Estate may only be added as a Pool Property with the written consent of the Required Lenders. The Administrative Agent shall promptly notify the Lenders of any Real Estate that requires the consent of the Required Lenders. Within ten (10) Business Days after the date on which a Lender has received all of the items referred to in the preceding subsection (b) and the Administrative Agent’s request for approval, such Lender shall notify the Administrative Agent in writing whether or not such Lender accepts such Real Estate as a Pool Property. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have approved such Real Estate as a Pool Property. Such Real Estate shall become a Pool Property subject to satisfaction or waiver of the following conditions as determined by the Administrative Agent (or as required by this Agreement, the Administrative Agent and the Required Lenders):
(i)    the proposed Real Estate shall be Eligible Real Estate and the Borrower shall have certified in writing that such Real Estate meets each of the criteria set forth in the definition of Eligible Real Estate or, if such Real Estate is not Eligible Real Estate, the Administrative Agent shall have received approval of the Required Lenders whether in writing or by failure to provide notice of non-acceptance of such Real Estate as a Pool Property within the time period set forth in this Section 2.28(c);
(ii)    the applicable Pool Property Owner shall have executed and delivered to the Administrative Agent all applicable Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Administrative Agent;
(iii)    if such property is owned by a Subsidiary of the Borrower, at all times prior to the Investment Grade Release Date, the applicable Pool Property Owner shall have joined the Guaranty as a Subsidiary Guarantor and satisfied the conditions of Section 5.11(a); and
(iv)    after giving effect to the inclusion of such Real Estate, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of Pool Properties in the calculation of the Pool Availability, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by Agent in writing (which disclosures shall be deemed to amend the schedules and other disclosures delivered as contemplated in this Agreement) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under Section 6.4 or Section 6.7), and the Administrative Agent shall have received a certificate of the Borrower to such effect.
Section 2.29.    Release of Eligible Properties.
(a)    Borrower Requests for Property Removal.  The Borrower may voluntarily remove any Real Estate from the calculation of the Pool Availability in its sole discretion, by delivering to the Administrative Agent, no later than five (5) Business Days prior to the date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Pool Property being removed, and a calculation of the value attributable to such Pool Property. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate and Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in ARTICLE VI.
(b)    Ineligibility of Properties. Upon any Pool Property ceasing to qualify to be included in the calculation of Pool Availability, such Real Estate shall no longer be included in the calculation of the Pool Availability. Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Administrative Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Pool Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate and Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in ARTICLE VI.
(c)    Casualty. In the event that all or any material portion of any Pool Property shall be materially damaged or taken by condemnation, then such Real Estate shall no longer be included in the calculation of the Pool Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Administrative Agent shall receive evidence satisfactory to the Administrative Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Administrative Agent shall receive evidence satisfactory to the Administrative Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation.
ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1.    Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Banks to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)    The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arrangers and their Affiliates (including reasonable fees, charges and disbursements of counsel to the

Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arrangers.
(b)    The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
(i)    a counterpart of this Agreement and each other Loan Document signed by or on behalf of each party thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement or such Loan Document;
(ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement (or a certificate from the Secretary or Assistant Secretary of each Subsidiary Guarantor certifying that such have documents not been amended since last delivered under the Existing Credit Agreement and remain in full force and effect), and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party (or a certificate from the Secretary or Assistant Secretary of each Subsidiary Guarantor certifying that such certificates have not been amended since last delivered under the Existing Credit Agreement and remain in full force and effect), together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;
(iv)    a favorable written opinion of Morris, Manning & Martin, LLP, counsel to the Loan Parties, addressed to the Administrative Agent, each Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent, the Issuing Banks and the Lenders);
(v)    a certificate dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of any initial Revolving Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such date, with the same effect as if made at and as of that date, except to the extent that such representations and warranties related solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(vi)    a duly executed Notice of Borrowing for any initial Revolving Borrowing;
(vii)    a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(viii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
(ix)    copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended September 30, 2021, and (B) the audited consolidated and unaudited consolidating financial statements for the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2020;
(x)    a duly completed and executed Compliance Certificate and Pool Certificate, including calculations of the financial covenants set forth in Article VI as of September 30, 2021, calculated on a pro forma basis as if the initial Revolving Borrowing had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);
(xi)    a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of the initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;
(xii)    copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Pool Properties other than Permitted Encumbrances or the direct and indirect Equity Interests in each Pool Property Owner other than Permitted Encumbrances set forth in clause (i) of such definition;
(xiii)    Eligible Real Estate Qualification Documents with respect to all Pool Properties that are not “Pool Properties” under the Existing Credit Agreement as of the Closing Date;
(xiv)    copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each of the Existing Lenders or the administrative agent under the Existing Credit Agreement and any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the termination of the commitments and payoff of Indebtedness owed to the Existing Lenders thereunder; and
(xv)    evidence of the effectiveness of the Truist Term Loan Agreement, prior to or concurrently with the Closing Date;
(xvi)    at least five (5) days prior to the date of this Agreement, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering Legal Requirements including the Patriot Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2.    Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions:
(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such date, with the same effect as if made at and as of that date, except to the extent that such representations and warranties related solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);
(c)    since December 31, 2020 there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(d)    the Borrower shall have delivered the required Notice of Borrowing and Pool Certificate;
(e)    after giving effect to the requested Borrowing or issuance, renewal, extension of any Letter of Credit, the Total Revolving Credit Exposure will not exceed the Maximum Revolving Amount and Consolidated Total Unsecured Debt shall not exceed Pool Availability; and
(f)    the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.
Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
Section 3.3.    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent, each Lender and each Issuing Bank as follows:
Section 4.1.    Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, disclosures with the SEC, or as may be required with respect to tenant improvements, repairs or other work with respect to any Real Estate, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
Section 4.4.    Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2020, and the related audited consolidated statements of income and cash flows for the Fiscal Year then ended, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2021, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer, (iii) a preliminary unaudited statement of Net Operating Income for the period ending December 31, 2021 reasonably satisfactory in form to the Administrative Agent and certified by the chief financial officer or chief accounting officer of the Borrower as fairly presenting the Net Operating Income for such periods, and (iv) certain other financial information relating to the Borrower, the Guarantors and the Pool Properties. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Since December 31, 2020, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5.    Litigation and Environmental Matters.
(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document or (ii) affecting the Pool Properties.
(b)    The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, except as specifically set forth (i) in the written environmental site assessment reports of an Environmental Engineer provided to the Administrative Agent (A) in the case of the Initial Pool Properties, as of the Closing Date, or (B) with respect to other Real Estate owned as of the date hereof, on or before the date hereof, or in the case of Real Estate (other than the Initial Pool Properties, if any) acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Administrative Agent, or (ii) on Schedule 4.5, makes the following representations and warranties:
(i)    None of the Borrower, the Guarantors or their respective Subsidiaries nor any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Pool Property.
(ii)    None of the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (A) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Pool Property.
(iii)     (A) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (B) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrower’s, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws; (C) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, which Release would have a material adverse effect on the value of such Real Estate or adjacent properties, which Release has had or could reasonably be expected to have a Material Adverse Effect; (D) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (E) any Hazardous Substances that have been generated on any of the Real Estate have been transported off site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this Section 4.5(b)(iii) as to any Real Estate (other than the Pool Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).
(iv)    None of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby except for such matters with which the

Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.
(v)    There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Pool Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Pool Property.
(vi)    Neither the Borrower nor any Guarantor has received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate (other than the Pool Properties) has had or could reasonably be expected to have a Material Adverse Effect, nor is there any basis for such a claim.
(c)    As of the Closing Date, none of Borrower, any Guarantor or any of their respective Subsidiaries or to Borrower or any Guarantor’s knowledge, any Operator of any Medical Property, is the subject of an audit by a Governmental Authority or, to Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any Requirement of Law, including any Healthcare Law.
Section 4.6.    Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8.    Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9.    Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10.    ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Borrower or any of its Subsidiaries. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
Section 4.11.    Ownership of Property; Insurance.
(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person. Except as disclosed in writing to the Administrative Agent, none of the Pool Properties is owned or operated under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use.
(c)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12.    Disclosure.
(a)    The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.13.    Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.14.    Subsidiaries. Schedule 4.14(a) sets forth, as of the date hereof, all of the Subsidiaries of the Borrower, the form and jurisdiction of organization of each of the Subsidiaries of the Borrower, and the Borrower’s direct and indirect ownership interests therein. Schedule 4.14(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, the Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 4.14(a) and 4.14(b) except as set forth on such Schedules. Schedule 4.14(c) sets forth, as of the date hereof, an organizational chart showing the Borrower’s ownership of Sila Realty OP, Sila OP, and Sila REIT, LLC.
Section 4.15.    Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, each Loan Party is Solvent.
Section 4.16.    Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 4.16 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Administrative Agent with such true, correct and complete copies thereof as the Administrative Agent has requested.
Section 4.17.    Material Agreements. As of the Closing Date, each Material Agreement is in full force and effect. The Borrower does not have any knowledge of any pending amendments or threatened termination in writing of any of the Material Agreements. As of the Closing Date, the Borrower has, if requested, delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
Section 4.18.    Sanctions and Anti-Corruption Laws.
(a)    None of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.
(b)    Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions and Anti-Corruption Laws.
Section 4.19.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 4.20.    Leases. The Borrower has delivered to the Administrative Agent true copies of the Leases and any amendments thereto relating to each Pool Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. An accurate and complete Rent Roll as of the date of inclusion of each Pool Property in the Pool Availability with respect to all Leases of any portion of the Pool Property has been provided to the Administrative Agent (except with respect to each Pool Property that is leased to a single tenant under a triple-net lease, the lease has been provided to Agent in lieu of a Rent Roll). The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Pool Property and in the Building relating thereto. Except as reflected on such Rent Roll or on Schedule 4.20 no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits. Except as set forth in Schedule 4.20, the Leases reflected therein are, as of the date of inclusion of the applicable Pool Property in the Pool Availability, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and, except as reflected in Schedule 4.20, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. Except as reflected in Schedule 4.20, no property, other than the Pool Property, which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.
Section 4.21.    Pool Property. Subject to Schedule 4.21 and as otherwise disclosed to the Administrative Agent in writing, (i) all of the Pool Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this Section 4.21, Environmental Laws) except where a failure to so comply as to Real Estate other than the Pool Properties has not and could not reasonably be expected to have a Material Adverse Effect, (iv) all water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Pool Properties are installed to the property lines of the Pool Properties through dedicated public rights of way or through perpetual private easements approved by the Administrative Agent and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, (v) the streets abutting the Pool Properties are dedicated and accepted public roads, to which the Pool Properties have direct access (or indirect access via recorded easements that are insured without exception pursuant to the related title insurance policy) by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Pool Properties have direct access approved by the Administrative Agent (or indirect access via recorded easements that are insured without exception pursuant to the related title insurance policy), (vi) sufficient private ways providing access to the Pool Properties are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles, (vii) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (viii) each Real Estate asset is separately assessed for purposes of real estate tax assessment and payment, (ix) there are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (x) there are no pending, or to the knowledge of the Borrower, threatened in writing or contemplated, eminent domain proceedings against any Pool Property or any material portion of any other Real Estate, (xi) none of the Pool Property or any material portion of any other Real Estate is now damaged as a result of any fire, explosion, accident, flood or other casualty, (xii) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding written notice from any insurer or its agent requiring performance of any work with respect to any of the Real Estate or canceling or threatening to cancel any policy of insurance, and each of the Real Estate assets complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xiii) no person or entity has any right or option to acquire any Real Estate or any Building thereon or any portion thereof or interest therein, except for certain tenants of such Real Estate not constituting Pool Properties pursuant to the terms of their Leases and tenants in common under applicable tenant in common agreements, (xiv) neither the Borrower nor any Pool Property Owner is a party to any Management Agreements for any of the Pool Properties except as has been delivered to Agent, (xv) to the best knowledge of the Borrower and any Pool Property Owners, there are no material claims or any bases for material claims in respect of any Pool Property or its operation by any party to any service agreement or Management Agreement, and (xvi) there are no material agreements not otherwise terminable upon 30 days’ notice pertaining to any Pool Property, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or the title insurance policies.
Section 4.22.    Ground Lease.
(a)    Each Ground Lease contains the entire agreement of the Borrower or the Pool Property Owners and the applicable owner of the fee interest in such Pool Property (the “Fee Owner”), Fee Owner, pertaining to the Pool Property covered thereby. The Borrower and the Pool Property Owners have no estate, right, title or interest in or to the Pool Property except under and pursuant to the Ground Lease. The Borrower has delivered a true and correct copy of the Ground Lease to the Administrative Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records and referenced in the Borrower’s title insurance policy for such Pool Property.
(b)    The applicable Fee Owner is the exclusive fee simple owner of the Pool Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable title insurance policy for such Pool Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.
(c)    There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.
(d)    Each Ground Lease is in full force and effect and, to Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Borrower or a Pool Property Owner or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date hereof and neither Borrower nor any Pool Property Owner is required to pay any deferred or accrued rent after the date hereof under any Ground Lease. Neither Borrower nor a Pool Property Owner has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.
(e)    The Borrower or applicable Pool Property Owner is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Agent under the Loan Documents.
Section 4.23.    Healthcare Representations.
(a)    Each Pool Property (i) is in conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Pool Properties where Operator is required by applicable laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in compliance with all other applicable laws including without limitation (A) health and fire safety codes, including quality and safety standards, (B) those relating to the prevention of fraud and abuse, (C) government payment program requirements and disclosure of ownership and related information requirements, (D) requirements of applicable Governmental Authorities, including those relating to the Pool Properties’ physical structure, environment, quality and adequacy of medical care and licensing, and (E) those related to reimbursement for the type of care or services provided by Operators with respect to the Pool Properties. There is no existing, pending or to Borrower’s knowledge, threatened in writing, revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third Party Payor Program, other than those which have been disclosed to Agent, if any.
(b)    All Primary Licenses and Permits necessary for using and operating the Pool Properties are either held by, or will be held by Borrower, the applicable Pool Property Owner, or the applicable Operator, as required under applicable laws, and are in full force and effect.
(c)    Except as set forth on Schedule 4.23 hereof, to Borrower’s knowledge, with respect to any of the Pool Properties, there are no inquiries, investigations, probes, audits or proceedings by any Governmental Authority or notices thereof, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate such Pool Property for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications, or (iv) to result in any material civil or criminal penalty or remedy, or (v) which could result in the appointment of a receiver.
(d)    With respect to any Pool Property, except as set forth on Schedule 4.23, (i) there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws, (ii) no Pool Property has received a notice of violation at a level that under applicable law requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Pool Property, and (iii) to Borrower’s knowledge, no Operator currently has received written notice of any violation, and no statement of charges or material deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any Pool Property, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority, and (iv) to Borrower’s knowledge, there have been no violations threatened in writing against any Pool Property’s, or any Operator’s, certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs that remain open or unanswered that are, in each case of subclauses (i) through (iv), reasonably likely to result in a Material Adverse Effect.
(e)    With respect to any Pool Property, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at any Pool Property that would result in a Material Adverse Effect, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, have a Material Adverse Effect on Borrower, any Pool Property Owner or Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Insurer’s programs.
Section 4.24.    Pool Properties. Each of the Pool Properties included by the Borrower in calculation of the compliance of the covenants set forth in ARTICLE VI satisfies all of the requirements contained in this Agreement for the same to be included therein.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and all Obligations have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of each applicable Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.1.    Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
(a)    (i) within fifteen (15) days of the filing of the Borrower’s Form 10-K with the SEC, but in any event not later than one hundred twenty (120) days after the end of each calendar year (commencing with the year ending December 31, 2021), the audited consolidated balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of the Borrower, on its behalf, that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and (ii) within a reasonable period of time following request therefor, any other information the Lenders may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries;
(b)    within fifteen (15) days of the filing of the Borrower’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of the first three calendar quarters of each year, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of the Borrower, on its behalf, that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);
(c)    concurrently with the delivery of the financial statements referred to in paragraphs (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate. Borrower shall submit with the Compliance Certificate a Pool Certificate pursuant to which the Borrower shall calculate the amount of the Pool Value and the Pool Availability as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Funds from Operations and Net Operating Income for such calendar quarter, including, without limitation, Net Operating Income for each of the Pool Properties, prepared on a basis consistent with the statements furnished to the Administrative Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Administrative Agent, together with a certification by the chief financial officer or chief accounting officer, on its behalf, that the information contained in such statement fairly presents the Funds from Operations and Net Operating Income, including, without limitation, the Net Operating Income of each of the Pool Properties, for such periods;
(d)    simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the Borrower and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);
(e)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Pool Properties and a summary thereof in form satisfactory to the Administrative Agent as of the end of each calendar quarter of each year, together with a listing of each tenant that has taken occupancy of such Pool Property during each such calendar quarter (it being understood that the Rent Roll as of the end of the fourth quarter of each year will be delivered with the annual financial statements referred to in subsection (a) above), (ii) an operating statement for each of the Pool Properties for each such calendar quarter and year to date and a consolidated operating statement for the Pool Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), and (iii) evidence reasonably required by Agent to determine compliance with the covenants contained in ARTICLE VI and the other covenants described in such certificate;
(f)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the Real Estate owned by the Borrower and its Subsidiaries (or in which the Borrower or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, and (ii) listing the Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness of the type described in Section 7.1(b) through (e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness, Non-Recourse Indebtedness, Secured Debt or Unsecured Debt;
(g)    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of the Borrower or Sila Realty OP;
(h)    promptly following Administrative Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and any Guarantor;
(i)    promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual,

quarterly or monthly reports and other statements and reports which the Borrower shall file with the SEC;
(j)    notice of any audits pending or threatened in writing with respect to any tax returns filed by the Borrower or any Guarantor promptly following notice of such audit;
(k)    upon request by the Administrative Agent, evidence reasonably satisfactory to Administrative Agent of the timely payment of all real estate taxes for the Pool Properties following payment thereof;
(l)    promptly upon receipt thereof, copies of any and all notices of default under any loan document securing or evidencing a mortgage loan made to the Borrower or any of its Subsidiaries secured by a Lien on Real Estate, if such mortgage loan (i) constitutes Recourse Indebtedness, (ii) constitutes Indebtedness and individually or in the aggregate has an outstanding principal balance in excess of $30,000,000.00, or (iii) has been accelerated;
(m)    within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;
(n)    upon Agent’s or any Lender’s written request (with such request to be made by a Lender by and through Agent), financial information for tenants of the Pool Properties that has been delivered to the Borrower or its Subsidiaries pursuant to the terms of a Lease;
(o)    promptly following any request therefor, (i) such other financial data and information in the possession of the Borrower or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or any of its Subsidiaries and any settlement discussions relating thereto (to the extent that disclosure of any such letters, litigation or investigation status or settlement discussions would not waive any applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or any of its Subsidiaries) as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.
So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation to deliver the financial statements referred to in paragraphs (a) and (b) above by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and the Lenders shall have provided to the Borrower from time to time.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower

Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section 5.2.    Notices of Material Events.
(a)    The Borrower will furnish to the Administrative Agent and each Lender prompt (not to exceed five (5) Business Days after the occurrence thereof unless specifically set forth below) written notice of the following:
(i)    the occurrence of any Default or Event of Default;
(ii)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or ;
(iii)    written notice, in form and detail reasonably satisfactory to the Administrative Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $10,000,000.00;
(iv)    the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, involves a Pool Property, or either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(v)    promptly and in any event within 15 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate;
(vi)    the occurrence of any Default or Event of Default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Pool Property Owner or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the

Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default;
(vii)    receipt of any documents, correspondence or written notice from any Governmental Authority that regulates the operation of any Pool Property where such document, correspondence or written notice relates to threatened or actual change or development that would be materially adverse or otherwise have a material adverse effect on the Pool Property, Borrower, Guarantor, Pool Property Owner, or any operator or tenant of any Pool Property; and
(viii)    the occurrence of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease, and the Borrower will promptly deliver to the Administrative Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Pool Property Owner under a Ground Lease;
(ix)    any completed sale, encumbrance, refinance or transfer of any Real Estate or other Investments of the type described in Section 7.4(d) of the Borrower, any Guarantor or their respective Subsidiaries;
(x)    the occurrence of a Material Acquisition;
(xi)    any change of the Borrower’s Credit Rating occurring after the Investor Grade Release or IG Pricing Date;
(xii)    within five (5) Business Days of becoming aware thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any provision of any security issued by the Borrower or any of its Subsidiaries or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries; and
(xiii)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
(b)    The Borrower will furnish to the Administrative Agent and each Lender the following:
(i)    promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, or any office in which it maintains books or records (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization; and
(ii)    as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for the Borrower or any of its Subsidiaries after the Closing Date on any Pool Property.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3.    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
Section 5.4.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, and, to the extent permitted by the terms of the Leases, will cause the Operators of the Pool Properties to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, and all licenses and permits required by applicable laws for the conduct of its business or the ownership, use or operation of its properties, except where failure so to would not result in the material non-compliance with the items described herein. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
Section 5.5.    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Borrower shall promptly upon the written request of the Administrative Agent, deliver to the Administrative Agent copies of the most recent tax bill and invoices with respect to the taxes, other assessments, levies and charges described in this Section 5.5 with respect to the Pool Properties together with and written evidence of payment thereof not later than ten (10) Business Days prior to the date upon which such amounts are due and payable unless the same are being contested in accordance with the terms hereof and the other Loan Documents.
Section 5.6.    Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.
Section 5.7.    Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties (subject to the rights of tenants under their Leases), to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period.
Section 5.8.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents) and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section (and if requested by the Administrative Agent or any Lender a copy of any policy referenced therein if not already delivered). Without limitation of the obligations of the Borrower and the Guarantors under this Agreement with respect to the maintenance of the Real Estate, the Borrower and the Pool Property Owners shall promptly and diligently comply with the recommendations of the Environmental Engineer retained by Administrative Agent or Borrower, Guarantors or their respective Subsidiaries concerning the maintenance, operation or upkeep of the Real Estate contained in the building inspection and environmental reports delivered to the Administrative Agent or otherwise obtained by the Borrower or any Subsidiary with respect to the Real Estate.
Section 5.9.    Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of all Loans to finance working capital needs, to repay Indebtedness under the Existing Credit Agreement, and capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.
Section 5.10.    Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Pool Property or the commencement of any action or preceding for the taking of any material portion of any Pool Property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.
Section 5.11.    Guarantors.
(a)    Additional Guarantors. In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of Borrower, Sila Realty OP, or Sila OP be included as a Pool Property as contemplated by Section 2.28 and such Real Estate is approved for inclusion as a Pool Property in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate being included as a Pool Property but subject to Section 5.11(d), cause each Pool Property Owner, and any other Subsidiary of Borrower, Sila Realty OP, or Sila OP which owns an interest in such Pool Property Owner, to execute and deliver to the Administrative Agent a Joinder Agreement, and such Subsidiary or Subsidiaries, as applicable, shall become a Guarantor hereunder. In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, subject to Section 5.11(d), the Borrower shall promptly notify the Administrative Agent and within sixty (60) calendar days execute and deliver to the Administrative Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. Without limiting the foregoing, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary within the meaning of clause (b) of the definition thereof, the Borrower shall cause such Subsidiary, as a condition to such Subsidiary becoming a guarantor or other obligor with respect to such other Unsecured Debt described therein (unless such Indebtedness was incurred prior to such Subsidiary becoming a Subsidiary Guarantor and not in contemplation of such Subsidiary becoming a Subsidiary Guarantor, in which case such Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement within five (5) Business Days of such Person’s becoming a Subsidiary of the Borrower), cause each such Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement, and such Subsidiary shall thereby become a Subsidiary Guarantor hereunder. Each such Subsidiary Guarantor shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and to execute the Guaranty. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct in all material respects with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Administrative Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Administrative Agent may reasonably require.
(b)    Release of Pool Property Owners as Subsidiary Guarantors. Provided no Default or Event of Default shall have occurred and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 5.11(b)), in the event that (1) all Pool Properties owned by such Subsidiary Guarantor have been removed from the calculation of Pool

Availability, and (2) such Subsidiary Guarantor will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Debt of the Borrower or any of its Subsidiaries, then such Subsidiary Guarantor shall be released by the Administrative Agent from liability under this Agreement and the other Loan Documents to which it is a party.
(c)    Release of Certain Other Subsidiary Guarantors. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release (subject to the terms hereof), a Subsidiary Guarantor that is a Guarantor solely by virtue of being a Material Subsidiary from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Administrative Agent shall have received such written request at least five (5) Business Days prior to the requested date of release; (iii) such Subsidiary Guarantor is not a Pool Property Owner and will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Debt of the Borrower or any of its Subsidiaries of the type described in clause (b) of the definition of Material Subsidiary which would require it to be a Guarantor; and (iv) the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (A) the Borrower, Sila Realty OP, or Sila OP has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds, if any, from such disposition are being distributed to the Borrower, Sila Realty OP, or Sila OP, as applicable, in connection with such disposition, or (B) such Guarantor will be the borrower with respect to Secured Debt that is not prohibited under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor, or (C) the Borrower has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such Guarantor to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary or that such Guarantor will be contributing all of its assets to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary in compliance with the terms of this Agreement, or (D) such Guarantor is an Excluded Subsidiary. Delivery by the Borrower to the Administrative Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct in all material respects with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to the Borrower, Sila Realty OP, or Sila OP which may only be released upon the written approval of the Administrative Agent and all of the Lenders.
(d)    Investment Grade Release. Notwithstanding the terms of Section 5.11(a), from and after any date that the Administrative Agent first receives an Investment Grade Notice, the Administrative Agent shall promptly release all of the Subsidiary Guarantors from their obligations under the Guaranty (the “Investment Grade Release”), subject to satisfaction of the following conditions:
(i)    Borrower shall have delivered to the Administrative Agent, on or prior to the date that is ten (10) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Investment Grade Release is to be effected, written notice that it is requesting the Investment Grade Release, which notice shall identify the Subsidiary Guarantors to be released and the proposed effective date for the Investment Grade Release;
(ii)    On the date the Investment Grade Release is to become effective, the Administrative Agent shall have received a certificate signed by a Responsible Officer, certifying that (x) no Subsidiary Guarantor requested to be released is a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Debt (other than Unsecured Debt in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder); (y) immediately before and immediately after giving effect to the Investment Grade Release, no Default or Event of Default has occurred and is continuing or would result therefrom; and (z)

immediately before and immediately after giving effect to the Investment Grade Release, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such date, with the same effect as if made at and as of that date, except to the extent that such representations and warranties related solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).
In the event that at any time after the Investment Grade Release, (x) the Borrower fails to have an Investment Grade Credit Rating or (y) any such Subsidiary Guarantor released pursuant to Section 5.11(d) is the primary obligor under, or provides a guaranty to any holder of, Unsecured Debt, the Borrower shall within ten (10) Business Days after such occurrence cause such Subsidiary Guarantor to satisfy within such ten (10) Business Day period all of the provisions of Section 5.11(a) that would be applicable to the addition of a new Guarantor.
For the avoidance of doubt, the foregoing provisions shall not apply to the Borrower, Sila REIT, LLC, Sila Realty OP, or Sila OP which may only be released upon the written approval of the Administrative Agent and all of the Lenders.
Section 5.12.    REIT Covenants.
(a)    The Borrower shall at all times comply with all Requirements of Law and regulations necessary to maintain its status as, and election to be treated as, a REIT.
(b)    The Borrower may elect to list the common stock of the Borrower for trading on NASDAQ, the New York Stock Exchange or another nationally recognized exchange, subject to the prior written approval by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) of all organizational and other matters related to the listing, and the common stock of the Borrower shall at all times after the date of such election be listed for trading and be traded on such nationally recognized exchange unless otherwise consented to by the Administrative Agent and the Required Lenders. Borrower agrees that any program instituted with respect to tender offer share repurchases must require the Borrower to maintain the following: (i) no Default or Event of Default exists or would result from the cash payment of any redemptions made in connection with such tender offer share repurchases, and (ii) the Borrower maintains Liquidity of not less than $50,000,000.
Section 5.13.    Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the reasonable expense of the Loan Parties.
Section 5.14.    Healthcare Laws and Covenants.
(a)    Without limiting the generality of any other provision of this Agreement, Borrower and each Pool Property Owner, and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrower or Pool Property Owners (with respect to its operation of the Pool Properties), shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), in each case, as are now in effect and which may be imposed upon Borrower, a Pool Property Owner or an Operator or the maintenance, use or operation of the Pool Properties or the provision of services to the occupants of the Pool Properties. Borrower and each Pool Property Owner have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws. Borrower and Pool Property Owners and Operators have and will maintain all Primary Licenses, Permits and other Governmental

Approvals necessary under applicable laws to own and/or operate the Pool Properties, as applicable (including such Governmental Approvals as are required under such Healthcare Laws).
(b)    Borrower represents that no Borrower or Pool Property Owner is (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If Borrower or any Pool Property Owner at any time becomes a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Borrower and each Pool Property Owner, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent Borrower or any Pool Property Owner are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect Borrower’s or any Pool Property Owner’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrower or any Pool Property Owner of the then effective provisions of HIPAA.
(c)    Borrower shall not, nor shall Borrower permit any Pool Property Owner to do (or suffer to be done) any of the following with respect to any Pool Property:
(i)    Transfer any Primary Licenses relating to such Pool Property to any location other than to another Pool Property;
(ii)    Amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without Agent’s consent;
(iii)    Transfer all or any part of any Pool Property’s units or beds to another site or location other than to another Pool Property; or
(iv)    Voluntarily transfer or encourage the transfer of any resident of any Pool Property to any other facility (other than to another Pool Property), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at such Pool Property or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the Pool Property.
(d)    If and when Borrower or a Pool Property Owner participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Pool Properties, the Pool Properties will remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs. If and when an Operator participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Pool Properties, where expressly empowered by the applicable Lease, Borrower or Pool Property Owner, as applicable, shall enforce the express obligation of such Operator thereunder (if any) to cause its Pool

Property to remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs. Where expressly empowered by the applicable Lease, Borrower or Pool Property Owner, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Pool Property to remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have such Operator’s current provider agreement that is in full force and effect under Medicare and Medicaid.
(e)    If Borrower or any Pool Property Owner receives written notice of any Healthcare Investigation after the Closing Date, Borrower will promptly obtain and provide to Agent the following information with respect thereto to the extent such information is actually known to Borrower, or if not known to Borrower, to the extent that the applicable Operator actually provides the same to Borrower or Pool Property Owner: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied), (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.
Section 5.15.    Ownership of Real Estate. Without the prior written consent of the Administrative Agent, all Real Estate and all interests (whether direct or indirect) of the Borrower, Sila Realty OP, or Sila OP in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower, Sila Realty OP, or Sila OP or a Wholly Owned Subsidiary of the Borrower, Sila Realty OP, or Sila OP; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates of Borrower as permitted by Section 7.4.
Section 5.16.    Distributions of Income to Borrower, Sila OP and Sila Realty OP. The Borrower, Sila Realty OP, or Sila OP shall cause all of their respective Subsidiaries (subject to applicable law, the terms of any loan documents under which such Subsidiary is the borrower, and the terms of any organizational documents of a joint venture with a Person that is not an Affiliate of Borrower, Sila OP or Sila Realty OP entered into in the ordinary course of business) to promptly distribute to the Borrower, Sila Realty OP, or Sila OP, as applicable (but not less frequently than once each calendar quarter, unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.
Section 5.17.    Material Contracts. The Borrower, the Guarantors and their respective Subsidiaries shall perform each and all of their obligations under each Material Agreement. Borrower shall not, and shall not permit any Pool Property Owner to, directly or indirectly cause or permit to exist any condition which could result in the termination or cancellation of, or which would relieve the performance of any obligations of any other party thereto under, any Material Contract for all or any portion of the Pool Properties.
Section 5.18.    More Restrictive Agreements. Should the Borrower, the Guarantors or any of their respective Subsidiaries enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower, the Guarantors or their respective Subsidiaries than those set forth in ARTICLE VI and ARTICLE VII of this Agreement or the Guaranty, the Borrower shall promptly notify the Administrative Agent and, if requested by the Required Lenders, the Borrower, the Guarantors, the Administrative Agent and the Required Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required

Lenders in their sole discretion. Each of the Borrower and Guarantors agree to deliver to the Administrative Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness, Debt Offering or Equity Offering of the Borrower, the Guarantors or any of their respective Subsidiaries as the Administrative Agent from time to time may request. Notwithstanding the foregoing, this Section 5.18 shall not apply to covenants contained in any agreements or documents evidencing or securing Non-recourse Indebtedness or covenants in agreements or documents relating to Recourse Indebtedness that relate only to specific Real Estate that is collateral for such Indebtedness.
ARTICLE VI

FINANCIAL COVENANTS
Until the Commitments have expired or been terminated, and all Obligations have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of each applicable Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 6.1.    Total Leverage Ratio. The Borrower will not at any time permit the Total Leverage Ratio to exceed sixty percent (60.0%); provided that such maximum ratio may exceed 60% during, or as of the end of, any fiscal quarter in which a Material Acquisition is consummated and the consecutive three (3) fiscal quarters immediately thereafter, but in no event shall such ratio exceed 65% at any time; provided further that the Borrower may not rely on the first proviso hereto in order to be in compliance with this Section 6.1 on more than two separate occasions (each time for up to four (4) consecutive fiscal quarters);
Section 6.2.    Secured Leverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Total Secured Debt to Gross Asset Value (expressed as a percentage) to exceed thirty percent (30.0%); provided that such maximum ratio may exceed 30% during, or as of the end of, any fiscal quarter in which a Material Acquisition is consummated and the consecutive three (3) fiscal quarters immediately thereafter, but in no event shall such ratio exceed 40% at any time; provided further that the Borrower may not rely on the first proviso hereto in order to be in compliance with this Section 6.2 on more than two separate occasions (each time for up to four (4) consecutive fiscal quarters);
Section 6.3.    Maximum Secured Recourse Debt. The Borrower will not at any time permit the ratio of Consolidated Total Secured Debt that is Recourse Indebtedness to Gross Asset Value (expressed as a percentage) to exceed ten percent (10.0%).
Section 6.4.    Maximum Unsecured Debt. The Borrower will not at any time permit Consolidated Total Unsecured Indebtedness (including the Total Revolving Credit Exposure) to be greater than the Pool Availability.
Section 6.5.    Consolidated Fixed Charge Coverage Ratio. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended four (4) calendar quarters to Consolidated Fixed Charges for the most recently ended four (4) calendar quarters, to be less than 1.50 to 1.00.
Section 6.6.    Consolidated Tangible Net Worth. The Borrower will not permit its Consolidated Tangible Net Worth at any time to be less than an amount equal to the sum of (i) $1,100,000,000.00 plus (ii) fifty percent (50%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.
Section 6.7.    Pool Covenants.
(a)    Minimum Property Requirement. The Pool shall not at any time consist of less than twenty (20) Pool Properties with an aggregate Pool Value of not less than $400,000,000.00.

(b)    Minimum Lease Term. At all times the Pool Properties included in the calculation of Pool Availability must maintain on a collective basis a minimum weighted average remaining initial lease term of Medical Property Leases with Major Tenants of not less than six (6) years remaining (for each multi-tenant Pool Property included in the calculation of Pool Availability, a weighted average lease term taking into account all Leases with Major Tenants within such Pool Property shall be used for the calculation required by this Section 6.7(b)).
(c)    Aggregate Occupancy Rate. The Pool Properties will at all times have an aggregate Occupancy Rate of no less than ninety percent (90%).
ARTICLE VII

NEGATIVE COVENANTS
Until the Commitments have expired or been terminated, and all Obligations have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of each applicable Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 7.1.    Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness created pursuant to the Loan Documents;
(b)    subject to the provisions of ARTICLE VI, Hedging Obligations permitted by Section 7.10;
(c)    current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(d)    Indebtedness of the Borrower and its Subsidiaries under Capitalized Leases incurred to finance the acquisition of furniture, fixtures, and equipment;
(e)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.5;
(f)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;
(g)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(h)    subject to the provisions of ARTICLE VI, Non-Recourse Indebtedness that is secured by Real Estate (other than the Pool Properties or interest therein) and related assets;
(i)    subject to the provisions of Section 6.3, Secured Debt that is Recourse Indebtedness;
(j)    subject to the provisions of ARTICLE VI, Unsecured Debt which is pari passu with the Indebtedness described in clause (a) above, provided that (i) both before and immediately after giving effect to any such incurrence of Unsecured Debt, no Default or Event of Default exists, and (ii) immediately prior to such incurrence of Unsecured Debt, the Administrative Agent shall have received a pro forma Compliance Certificate from the Borrower as of the date of, and after giving effect to, such Unsecured Debt evidencing compliance with the financial covenants set forth in ARTICLE VI; and

(k)    unsecured Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent.
Section 7.2.    Liens; Negative Pledges. The Borrower will not, and will not permit any Guarantor or of its Subsidiaries to (a) create, incur, assume or suffer to exist any Lien on any Pool Property except Permitted Encumbrances or on the Capital Stock of any Subsidiary of the Borrower that owns direct or indirect Capital Stock in any Pool Property Owner, now owned or hereafter acquired, except Permitted Encumbrances set forth in clause (i) of such definition or (b) permit any Pool Property or any direct or indirect ownership interest of the Borrower in any Pool Property Owner, to be subject to a Negative Pledge, except a Negative Pledge contained in any agreement that evidences Unsecured Debt which contains restrictions on encumbering assets that are substantially similar to or not more restrictive than those restrictions contained in the Loan Documents. For the avoidance of doubt, this Section 7.2 will not prohibit Liens securing Capitalized Leases permitted by Section 7.1(d) so long as such Lien does not extend to any other asset.
Section 7.3.    Fundamental Changes.
(a)    The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary of Sila Realty OP may merge with and into Sila Realty OP (it being understood and agreed that in any such event Sila Realty OP will be the surviving Person), (ii) any Subsidiary of Sila OP may merge with and into Sila OP (it being understood and agreed that in any such event Sila OP will be the surviving Person), (iii) any Subsidiary of Sila Realty OP or Sila OP may merge into another Subsidiary of Sila Realty OP or Sila OP, respectively, provided that if any party to such merger is a Subsidiary Guarantor or a Pool Property Owner, the Subsidiary Guarantor or Pool Property Owner, as applicable, shall be the surviving Person, (iv) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower, Sila Realty OP, Sila OP, or to a Subsidiary Guarantor, and (v) the liquidation or dissolution of any Subsidiary of Sila Realty OP or Sila OP that does not own any assets will be permitted so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the parties comply with the provisions of Section 2.29(a)).
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the ownership, operation and development of Medical Assets and businesses reasonably related thereto.
Section 7.4.    Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
(a)    Permitted Investments;
(b)    Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1;
(c)    Investments by Borrower or its Subsidiaries in Land Assets;

(d)    Investments by Borrower or its Subsidiaries in Development Properties;
(e)    Investments by Borrower in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates;
(f)    Investments by the Borrower or its Subsidiaries (other than the Subsidiary Guarantors) in (i) Mortgage Note Receivables secured by properties that meet the property type requirements of a Medical Asset, or (ii) Permitted Equity Investments; and
(g)    acquisition of fee simple interests or long-term ground lease interests in Real Estate by the Borrower or its Subsidiaries that meet the property type requirements of a Medical Asset.
Notwithstanding the foregoing, unless otherwise approved in writing by Agent, such approval not to be unreasonably conditioned, withheld or delayed, Sila OP and its Subsidiaries will not own any Real Estate other than as set forth on Schedule 7.4.
For the purposes of this Section 7.4, the Investment of the Borrower or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of such Person’s pro rata share of any Investments valued at the GAAP book value.
Section 7.5.    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    so long as no Default or Event of Default then exists or would result therefrom, the Borrower may declare or make cash distributions to its shareholders during the period of four consecutive fiscal quarters most recently ending in an aggregate amount not to exceed the greater of (i) ninety-five percent (95%) of such Person’s Funds from Operations for such period or (ii) the minimum distributions required under the Code to maintain the Borrower’s status as a REIT, as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Administrative Agent;
(b)    if a Default or Event of Default shall have occurred and be continuing, neither Sila Realty OP nor Sila OP shall make any Restricted Payments, and the Borrower shall not pay any Restricted Payments to its partners, members or other owners, other than Restricted Payments in an amount equal to the minimum distributions required under the Code to maintain the Borrower’s status as a REIT, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in detail reasonably satisfactory in form and substance to the Administrative Agent; provided that, at any time when an Event of Default under Section 8.1(a) or (b) shall have occurred, an Event of Default as to the Borrower, Sila Realty OP, or Sila OP under Section 8.1(h), (i), or (j) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower, Sila Realty OP, nor Sila OP shall make any Restricted Payments whatsoever, directly or indirectly;
(c)    a Subsidiary of Sila Realty OP or Sila OP that is not a Wholly Owned Subsidiary may make cash distributions to holders of Capital Stock issued by such Subsidiary so long as such distributions are made ratably according to the holders’ respective holdings of the type of Capital Stock in respect of which such distributions are being made; and
(d)    Subsidiaries of the Borrower may pay Restricted Payments to the Borrower or any other Subsidiary thereof.
Section 7.6.    Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or any wholly owned Subsidiary of the Borrower, except:

(a)    the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b)    as the result of a condemnation or casualty event; and
(c)    sale or other disposition of any material asset pursuant to a bona fide arm’s length transaction in the ordinary course of business; provided that, immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of the covenants in ARTICLE VI and, with respect to any such sale or disposition (or series of related sales or dispositions) involving consideration in excess of 10% of Gross Asset Value, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement after giving effect thereto.
Section 7.7.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)    in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)    transactions between or among the Borrower, Sila Realty OP or Sila OP, and any Subsidiary Guarantor or Pool Property Owner not involving any other Affiliates;
(c)    transactions in connection with Management Agreements or other property management agreements relating to Real Estate other than the Pool Properties; and
(d)    any Restricted Payment permitted by Section 7.5.
Section 7.8.    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions in contracts for sales, management, development or dispositions of property not prohibited by this Agreement; provided, that, such restrictions relate only to the property being managed, developed or disposed of, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to Secured Debt permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Secured Debt or Liens permitted under Section 7.2, and (v) clause (a) shall not apply to customary provisions in leases, subleases, licenses and other contracts restricting the assignment thereof.
Section 7.9.    Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction)

without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld.
Section 7.10.    Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11.    Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents in any material respect, or (b) any Material Agreements, except as expressly permitted in Section 7.12(b) or in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, the Borrower or any of its Subsidiaries.
Section 7.12.    Restriction on Payment of Subordinated Indebtedness and Management Fees.
(a)    The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (i) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire (except for regularly scheduled installments of principal) the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of Section 7.1, and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or proceeds resulting from a casualty or condemnation relating to such Real Estate (and such insurance or condemnation proceeds are not otherwise required by the terms of any applicable loan documents to be applied to the restoration or rebuilding of such Real Estate); or (ii) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.
(b)    The Borrower shall not pay, and shall not permit any Subsidiary to pay, any management fees or other payments under any Management Agreement for any Pool Property to Borrower, any other manager that is an Affiliate of Borrower or any other manager, or any advisory fees or other payments to an advisor, in the event that an Event of Default shall have occurred and be continuing.
Section 7.13.    Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
Section 7.14.    Compliance with Environmental Laws. Neither the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Medical Assets as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened

Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate that is not a Pool Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.
Section 7.15.    Sanctions and Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as an Arranger, the Administrative Agent, any Lender (including a Swingline Lender), any Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment , promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section 7.16.    Leasing Activities. None of Borrower, Guarantors or any Affiliate of Borrower or Guarantors shall prompt, direct, cause or otherwise encourage any tenant or licensee at any Pool Property to relocate to space or acquire other rights at or in connection with other buildings owned by Borrower, a Guarantor or any Affiliate adjacent to the Pool Property, or condominium units within the same development, without the prior written consent of the Administrative Agent.
ARTICLE VIII

EVENTS OF DEFAULT
Section 8.1.    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under paragraph (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)    the Borrower shall fail to observe or perform any covenant or agreement contained in (x) Section 5.1, 5.2, 5.3 (with respect to the Borrower’s legal existence), or 5.8(b)(solely with respect to Pool Properties), or Article VI (except Section 6.4) or VII (except Section 7.14) or (y) Section 6.4 and such failure shall continue for fifteen (15) calendar days after written notice thereof shall have been given to the Borrower by the Administrative Agent; or
(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in paragraphs (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)    the Borrower, any Guarantor or any of their Subsidiaries shall fail pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the termination or other settlement of such obligation; provided that the events described in this Section 8.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this Section 8.1(f), involve (i) Recourse Indebtedness in excess of $25,000,000.00 or (ii) Non-Recourse Indebtedness in excess of $50,000,000.00 individually or in excess of $75,000,000.00 in the aggregate; or
(g)    [Intentionally Omitted]; or
(h)    the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j)    the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)    (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $1,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $1,000,000; or
(l)    any judgment, writ, warrant of attachment or similar process involving an amount in excess of $25,000,000 in the aggregate for any calendar year shall be rendered against the Borrower or any of its Subsidiaries (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 15 days during any calendar year, whether or not consecutive, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)    any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)    a Change in Control shall occur or exist; or
(o)    any provision of the Guaranty or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty or any other Loan Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(p)    the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) any of the Pool Properties; or
(q)    the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to comply with the covenants set forth in Section 7.14 hereof; provided, however, no Event of Default shall occur hereunder as a result of such failure if such failure relates solely to a parcel or parcels of Real Estate that are not a Pool Property whose book value, either individually or in the aggregate, does not exceed $25,000,000.00; or
(r)    the Borrower shall fail to comply at any time with all requirements and applicable law and regulations necessary to maintain its status as REIT; or
(s)    the Borrower shall fail to comply with any SEC reporting requirements; or
(t)    an Event of Default under any of the other Loan Documents shall occur;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either paragraph (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 10.2 notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 10.2).

Section 8.2.    Application of Proceeds. Any monies received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors after an Event of Default arises shall be applied as follows:

(a)    first, to the reimbursable expenses of the Administrative Agent incurred in connection with the Loan Documents in its capacity as such, until the same shall have been paid in full;
(b)    second, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Banks then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)    third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)    fourth, to the accrued and unpaid interest on the Swingline Loans;
(e)    fifth, to all other fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(f)    sixth, to the aggregate outstanding principal amount of the Swingline Loans, until the same shall have been paid in full;
(g)    seventh; to the aggregate outstanding principal amount of all other Loans, the LC Exposure, and the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, and Hedging Obligations;
(h)    eighth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the LC Exposure after giving effect to the foregoing clause fifth; and
(i)    ninth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses fifth, seventh, and eighth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses seventh, and eighth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Banks and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a) no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Lender-Related Hedge Provider, as the case may be. Each Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT
Section 9.1.    Appointment of the Administrative Agent.
(a)    Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)    Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Banks.
(c)    It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2.    Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 9.3.    Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 9.4.    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5.    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.    The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7.    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
(b)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(c)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then any Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8.    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.9.    The Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10.    Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement (or any amendment hereto, subject to Section 10.2).
Section 9.11.    Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and
(b)    to release any Subsidiary Guarantor from its obligations under the applicable Loan Documents if and when required pursuant to the provisions of this Agreement.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Loan Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such property from the Liens granted under the applicable Loan Documents, or to release such Loan Party from its obligations under the applicable Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section.
Section 9.12.    Documentation Agent; Co-Syndication Agents. Each Lender hereby designates Hancock Whitney Bank as Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender hereby designates each of Truist Securities, Inc., BMO Capital Markets Corp., Capital One, National Association, and Wells Fargo Securities LLC as co-Syndication Agent and agrees that each Syndication Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section 9.13.    Right to Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of collateral for the Obligations or to enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Loan Documents may be exercised solely by the Administrative Agent.
Section 9.14.    Secured Hedging Obligations. No Lender-Related Hedge Provider that obtains the benefits of Section 8.2 or any Guaranty by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any collateral for the Obligations other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender-Related Hedge Provider, as the case may be.
Section 9.15.    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, an Issuing Bank or a Secured Party, or any Person who has received funds on behalf of a Lender, an Issuing Bank or a Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding paragraph (a), each Lender, each Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).
(c)    Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding paragraph (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding paragraph (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X

MISCELLANEOUS
Section 10.1.    Notices.
(a)    Written Notices.
(i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
To the Borrower:    Sila Realty Trust, Inc.
1001 Water St., Suite 800
Tampa, Florida 33602
Attn: Kay C. Neely, Chief Financial Officer
Telecopy No.: (813) 316-4284

With a copy to:

Morris, Manning and Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attn: Douglas D. Selph, Esq.
Telecopy No.: (404) 365-9532
To the Administrative Agent:    Truist Bank
    303 Peachtree Street, N.E.
    Atlanta, Georgia 30308
    Attention: Portfolio Manager
With a copy to (for
Information purposes only):

    Truist Bank
    Agency Services
    303 Peachtree Street, N.E. / 25th Floor
    Atlanta, Georgia 30308
    Attention: Agency Services Manager
    Telecopy Number: (404) 221-2001

and
    Riemer & Braunstein LLP
100 Cambridge Street, 22nd Floor
Boston, Massachusetts 02114
Attention: Saúl De La Guardia
Telephone: (617) 880-3533
Telecopy Number: (617) 692-3533

To the Issuing Bank:    Truist Bank
    Attn: Standby Letter of Credit Dept.
245 Peachtree Center Ave., 17th FL
Atlanta, GA  30303
Telephone: 800-951-7847
To the Swingline Lender:    Truist Bank
    Agency Services
    303 Peachtree Street, N.E. / 25th Floor
    Atlanta, Georgia 30308
    Attention: Agency Services Manager
    Telecopy Number: (404) 221-2001
To any other Lender:    the address set forth in the Administrative Questionnaire     or the Assignment and Acceptance executed by such     Lender
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(ii)    Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
(b)    Electronic Communications.
(i)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(iii)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.
(iv)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
(c)    Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Holdings, any Borrower, the Administrative Agent or an Issuing Bank or, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(d)    All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in paragraph (b) above and effective as provided in such paragraph; provided that notices and other communications to the Administrative Agent and an Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(e)    Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agents and the Lenders.
Section 10.2.    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the

Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.16 with respect to the implementation of a Benchmark Replacement Rate or Benchmark Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)    increase or have the effect of increasing the Commitment of any Lender without the written consent of such Lender;
(ii)    reduce or have the effect of reducing the principal amount of any Loan or LC Disbursement or reduce or have the effect of reducing the rate of interest thereon, or reduce or have the effect of reducing any fees or other amounts payable hereunder, in each case, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest or (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder;
(iii)    except as explicitly provided in Section 2.27, postpone or have the effect of postponing the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder or reduce or have the effect of reducing the amount of, waive or excuse or have the effect of waiving or excusing any such payment, or postpone or have the effect of postponing the scheduled date for the termination or reduction of any Commitment, or waive or have the effect of waiving an Event of Default under Section 8.1(a), in each case, without the written consent of each Lender affected thereby;
(iv)    (A) change or have the effect of changing Section 2.21(b) or 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, (B) change or have the effect of changing Section 2.8 in a manner that would alter the pro rata sharing of Commitment reductions required thereby, (C) change or have the effect of changing Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (D) change or have the effect of changing any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in clause (A), (B) or (C) or permit or have the effect of permitting any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case without the written consent of each Lender;
(v)    change or have the effect of changing any of the provisions of this paragraph (b) or the definition of “Required Lenders” or “Required Revolving

Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, in each case, without the consent of each Lender;
(vi)    release or have the effect of releasing all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, in each case, without the written consent of each Lender; or
(vii)    subordinate or have the effect of subordinating the payment priority of the Obligations without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.
Section 10.3.    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each

Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, or willful misconduct of such Indemnitee, (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against any Arranger or the Administrative Agent in their capacities as such). Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    The Borrower shall pay, and hold the Administrative Agent, each Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a), (b) or (c) above, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Incremental Term Loans determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.
(e)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this paragraph (e) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(f)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the

Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(b), (ii) by way of participation in accordance with the provisions of Section 10.4(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 10.1(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Incremental Term Loans and $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this Section 10.4(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is of an Incremental Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of an Incremental Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and
(C)    the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).
(v)    No Assignment to the certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.20(e) and 2.20(f) as though it were a Lender.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7.    Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower or any Guarantor, any such notice being expressly waived by the Borrower and each Guarantor to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower and any Guarantor at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Borrower or any Guarantor against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or such Issuing Bank.
Section 10.8.    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3, Article IX and the last sentence of the definition of Applicable Margin shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 10.10.    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency, (B) to the CUSIP Service Bureau or any similar organization, or (viii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern. The Arrangers may, at their own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, the Arrangers may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder.
Section 10.12.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
Section 10.13.    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14.    Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.
Section 10.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16.    Location of Closing. Each Lender and each Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, 711 Fifth Avenue, New York, New York 10022. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, 711 Fifth Avenue, New York, New York 10022. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
Section 10.17.    Electronic Signatures. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 10.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.19.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of

PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.20.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” shall mean any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SILA REALTY TRUST, INC., a Maryland corporation

By:    /s/ Kay C. Neely             (SEAL)
    Name: Kay C. Neely
    Title: Chief Financial Officer and Treasurer

Signature Page to
Revolving Credit Agreement

TRUIST BANK,
as the Administrative Agent, as an Issuing Bank, as the Swingline Lender and as a Lender

By:    /s/ Ryan Almond
    Name: Ryan Almond
    Title: Director

Signature Page to
Revolving Credit Agreement

BMO HARRIS BANK, N.A.
as an Issuing Bank and a Lender

By:    /s/ Lloyd Baron
    Name: Lloyd Baron
    Title: Managing Director

Signature Page to
Revolving Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,
as an Issuing Bank and a Lender

By:    /s/ Danny Moore
    Name: Danny Moore
    Title: Authorized Signatory

Signature Page to
Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
as an Issuing Bank and a Lender

By:    /s/ Andrea S. Chen
    Name: Andrea Chen
    Title: Managing Director

Signature Page to
Revolving Credit Agreement

HANCOCK WHITNEY BANK
as a Lender

By:    /s/ Megan Brearey
    Name: Megan Brearey
    Title: Senior Vice President

Signature Page to
Revolving Credit Agreement

HUNTINGTON NATIONAL BANK
as a Lender

By:    /s/ Michael J. Kinnick
    Name: Michael J. Kinnick
    Title: Managing Director

Signature Page to
Revolving Credit Agreement

FIRST HORIZON BANK
as a Lender

By:    /s/ Ryan M. Gentry
    Name: Ryan M. Gentry
    Title: Vice President

Signature Page to
Revolving Credit Agreement

SYNOVUS BANK
as a Lender

By:    /s/ Zachary Braun
    Name: Zachary Braun
    Title: Corporate Banker

Signature Page to
Revolving Credit Agreement

VALLEY NATIONAL BANK
as a Lender

By:    /s/ David Ogburn
    Name: David Ogburn
    Title: Sr. Vice Pres

Signature Page to
Revolving Credit Agreement

EASTERN BANK
as a Lender

By:    /s/ Jared H. Ward
    Name: Jared H. Ward
    Title: Senior Vice President

Signature Page to
Revolving Credit Agreement

RENASANT BANK
as a Lender

By:    /s/ Craig Gardella
    Name: Craig Gardella
    Title: EVP

Signature Page to
Revolving Credit Agreement

CADENCE BANK
as a Lender

By:    /s/ Donald G. Preston
    Name: Donald G. Preston
    Title: Senior Vice President

Signature Page to
Revolving Credit Agreement

American Momentum Bank
as a Lender

By:    /s/ Teresa Eoff
    Name: Teresa Eoff
    Title: Sr. Vice President

Signature Page to
Revolving Credit Agreement

UNITED COMMUNITY BANK
as a Lender

By:    /s/ Jeff Wilson
    Name: Jeff Wilson
    Title: VP
Signature Page to
Revolving Credit Agreement